EXHIBIT 10.26

COLLABORATION AGREEMENT

This COLLABORATION AGREEMENT (the “Agreement”), effective as of December     , 2002 (the “Effective Date”), is made by and between Sunesis Pharmaceuticals, Inc., a Delaware corporation, having a principal place of business at 341 Oyster Point Boulevard, South San Francisco, CA 94080 (“Sunesis”), and Biogen, Inc., a Massachusetts corporation, having a principal place of business at 14 Cambridge Center, MA  02142 (“Biogen”).  Sunesis and Biogen are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

BACKGROUND

A.                                   Sunesis has developed proprietary technology and know-how for the discovery and optimization of small molecules that bind to enzyme targets and protein-protein interfaces;

B.                                     Biogen is a leader in the research and development of pharmaceutical compounds;

C.                                     Sunesis and Biogen wish to collaborate to discover and develop small molecules that modulate certain Targets, with the goal of delivering compounds with desired activity and selectivity; and

D.                                    Biogen wishes to acquire an exclusive license under the Collaboration Technology to develop and commercialize Collaboration Compounds in the Field resulting from the collaboration, as well as certain other rights to the results of the collaboration, and Sunesis wishes to grant to Biogen such license, all on the terms and conditions herein.

NOW, THEREFORE, for and in consideration of the covenants, conditions and undertakings hereinafter set forth, it is agreed by and between the Parties as follows:

ARTICLE 1
DEFINITIONS

As used herein, the following terms will have the meanings set forth below:

1.1                                 “Active Compound” shall mean any Compound that (a) meets the Active Compound Criteria or (b) is approved by the JRC as an Active Compound, in each case during the Research Term.

1.2                                 “Active Program” shall mean a program for the ongoing discovery, and/or the preclinical, clinical and commercial development, of a Product directed to a Target using Commercially Reasonable and Diligent Efforts.

1.3                                 “Affiliate” shall mean any corporation or other business entity which during the term of this Agreement controls, is controlled by or is under common control with Sunesis or Biogen but only for so long as such entity controls, is controlled by, or is under common control

Confidential treatment has been requested for portions of this exhibit.  The copy filed herewith omits the information subject to the confidentiality request.  Omissions are designated as [*].  A complete version of this exhibit has been filed separately with the Securities and Exchange Commission.

with Sunesis or Biogen.  For this purpose, “control” means the ownership directly or indirectly of fifty percent (50%) or more of the stock entitled to vote for the election of directors, and for nonstock organizations, of the equity interests entitled to control the management of such entity.

1.4                                 “Collaboration Technology” shall mean all Collaboration Patents and Collaboration Know-How, but shall not include any Sunesis Core Technology, Mutated Targets or Excluded Compounds.

1.4.1                        “Collaboration Patents” shall mean all Biogen Collaboration Patents, Sunesis Collaboration Patents and Joint Collaboration Patents.

(a)                                  “Biogen Collaboration Patents” shall mean all patents, patent applications and invention disclosures the subject of which is an invention: (i) conceived or reduced to practice solely by Biogen in the course of performing the Research Program; (ii) conceived or reduced to practice to practice solely by Biogen during the Exclusivity Period in the course of activities directed to the discovery, research or development of Compounds for use in the Field; or (iii) that is a Compound described in Section 1.6(ii) below; as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (i), (ii) or (iii) above, and any substitutions, confirmations, registrations, revalidations or foreign counterparts of any of the foregoing.

(b)                                 “Sunesis Collaboration Patents” shall mean all patents, patent applications and invention disclosures the subject of which is an invention: (i) conceived or reduced to practice solely by personnel of Sunesis in the course of performing the Research Program; or (ii) conceived or reduced to practice solely by Sunesis during the Exclusivity Period in the course of activities directed to the discovery, research or development of Compounds for use in the Field; as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and any substitutions, confirmations, registrations, revalidations or foreign counterparts of any of the foregoing.

(c)                                  “Joint Collaboration Patents” shall mean all patents, patent applications and invention disclosures the subject of which is an invention: (i) conceived or reduced to practice jointly by personnel of Biogen and Sunesis in the course of performing the Research Program; or (ii) conceived or reduced to practice jointly by Biogen and Sunesis in the course of activities directed to the discovery, research or development of Compounds for use in the Field; as well as any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (i) or (ii) above, and any substitutions, confirmations, registrations, revalidations or foreign counterparts of any of the foregoing.

1.4.2                        “Collaboration Know-How” shall mean all Biogen Collaboration Know-How, Sunesis Collaboration Know-How and Joint Collaboration Know-How.  Collaboration Know-How shall not include Collaboration Patents.

(a)                                  “Biogen Collaboration Know-How” shall mean any data, inventions, methods, proprietary information, processes, techniques, technology or material: (i) made or developed solely by personnel of Biogen in the course of performing the Research Program; (ii) made or developed solely by Biogen during the Exclusivity Period in the course of activities directed to the discovery, research or development of Compounds for use in the Field; or (iii) that is a Compound described in Section 1.6(ii) below.

(b)                                 “Sunesis Collaboration Know-How” shall mean any data, inventions, methods, proprietary information, processes, techniques, technology or material: (i) made or developed solely by personnel of Sunesis in the course of performing the Research Program; or (ii) made or developed solely by Sunesis during the Exclusivity Period in the course of activities directed to the discovery, research or development of Compounds for use in the Field.

(c)                                  “Joint Collaboration Know-How” shall mean any data, inventions, methods, proprietary information, processes, techniques, technology or material: (i) made or developed jointly by personnel of Biogen and Sunesis in the course of performing the Research Program; or (ii) made or developed jointly by personnel of Biogen and Sunesis in the course of activities directed to the discovery, research or development of Compounds for use in the Field.

1.5                                 “Commercially Reasonable and Diligent Efforts” shall mean the level of effort and resources normally used by a Party for a product or compound owned or controlled by it, which is of similar market potential and at a similar stage in its development or product life, taking into account, without limitation, with respect to a Product issues of safety and efficacy, product profile, the proprietary position of the Product, the then current competitive environment for the Product and the likely timing of the Product’s entry into the market, the regulatory environment of the Product, and other relevant scientific, technical and commercial factors.  Without limiting the foregoing, Commercially Reasonable and Diligent Efforts as it applies to the development of Products hereunder shall mean adherence to the activities and time lines (to the extent adherence to such activities and time lines is controllable by the Party responsible for performing such activities)set forth in the then most current version of the Research Plan (or as applicable the development plan for a Target), subject to reasonable delays caused by issues of safety or efficacy or other technical and scientific issues that may arise or by any other factor outside the reasonable control of the responsible Party. Notwithstanding the foregoing, to the extent that the performance of a Party’s responsibilities hereunder is adversely affected by the other Party’s failure to perform its responsibilities hereunder, such Party shall not be deemed to have failed to use its Commercially Reasonable and Diligent Efforts in performing such responsibilities.

1.6                                 “Compound” shall mean any compound first discovered or actually synthesized (i) by either Party during the Research Term in the course of performing the Research Program; or (ii) by Biogen, prior to the second year anniversary of the Exclusivity Period, as a result of a chemical synthesis program which is based on or utilizes the structure or structure activity data of one or more Active Compounds, or (iii) any compound covered by a patent or patent application within the Collaboration Patents that claims a compound described in (i) or (ii) above.  For purposes of this Section 1.6, “Exclusivity Period” shall be deemed to be not less than forty-two (42) months, regardless of any early termination under this Agreement.

1.7                                 “Collaboration Compound” shall mean each (i) Active Compound, (ii) Lead Compound and (iii) Development Candidate.

1.8                                 “Confidential Information” shall mean, with respect to a Party, all information (and all tangible and intangible embodiments thereof), which is owned or controlled by such Party, is disclosed by such Party to the other Party pursuant to this Agreement.  Notwithstanding the foregoing, Confidential Information of a Party shall not include information which, and only to the extent, the receiving Party can establish by written documentation (a) has been generally known prior to disclosure of such information by the disclosing Party to the receiving Party; (b) has become generally known, without the fault of the receiving Party, subsequent to disclosure of such information by the disclosing Party to the receiving Party; (c) has been received by the receiving Party at any time from a source, other than the disclosing Party, rightfully having possession of and the right to disclose such information free of confidentiality obligations; or (d) has been otherwise known by the receiving Party free of confidentiality obligations prior to disclosure of such information by the disclosing Party to the receiving Party; (each of the foregoing under clauses (a) through (d) above, a “Confidentiality Exception”).  Except as otherwise expressly provided in this Agreement, Collaboration Technology shall be deemed Confidential Information of both Biogen and Sunesis.

1.9                                 “Criteria” shall mean the Active Compound Criteria, Lead Compound Criteria and Development Candidate Criteria.

1.9.1                        “Active Compound Criteria” shall mean (i) those criteria set forth in Exhibit 1.9.1 hereto, and (ii) such other criteria that are approved by the JRC and agreed in writing by the Parties in order for such compound to be deemed an Active Compound.

1.9.2                        “Lead Compound Criteria” shall mean (i) those criteria set forth in Exhibit 1.9.2 hereto, and (ii) such other criteria that are approved by the JRC and agreed in writing by the Parties in order for such compound to be deemed a Lead Compound.

1.9.3                        “Development Candidate Criteria” shall mean (i) those criteria set forth in Exhibit 1.9.3 hereto, and (ii) such other criteria that are approved by the JRC and agreed in writing by the Parties in order for a Lead Compound and/or other compound to be deemed a Development Candidate.

1.10                           “Development Candidate” shall mean any Compound that is approved by Biogen in its sole discretion as a Development Candidate in accordance with Section2.5.

1.11                           “Excluded Compounds” shall mean any compound, to the extent the same is: (i) disclosed in a Party’s patents or patent applications as of the Effective Date; (ii) in the possession of a Party as of the Effective Date; (iii) acquired by a Party after the Effective Date by way of a merger or acquisition (and in addition, with respect to First Tier Targets, by way of a license); or (iv) independently developed by a Party without use of or access to any Collaboration Technology, or any Confidential Information of the other Party; in each case, as evidenced by such Party’s contemporaneous written records.

1.12                           “Exclusivity Period” shall mean the period from the Effective Date until the first anniversary of the end of the Research Term.

1.13                           “Field” shall mean the treatment, prevention and/or diagnosis of disease in humans through modulation of the Targets.  For the avoidance of doubt, the scope of the Field shall not extend to activities of the Parties with protein or peptide therapeutics directed to biological targets.  The term peptide therapeutics in the preceding sentence shall mean peptides having a molecular weight greater than 1,000 daltons.

1.14                           “FTE” shall mean, with respect to a Party, the equivalent of a full-time scientist’s work time over a twelve-month period (including normal vacations, sick days and holidays).  In the case of less than a full-time scientist, the portion of an FTE year devoted by a Party’s scientist to the Research Program shall be determined by dividing the number of days during any twelve-month period devoted by such scientist to the Research Program by the total number of working days of such Party’s full-time scientist during such twelve-month period.

1.15                           “Lead Compound” shall mean any Compound that (i) meets the Lead Compound Criteria, or (ii) is approved by the JRC as a Lead Compound, in each case during the Research Term.

1.16                           “Mutated Target” shall mean any mutation of a Target, which mutation was discovered or first actually synthesized by either Party during the Research Term in the course of performing the Research Program.  It is understood that the term Mutated Target shall not include any mutation of a Second Tier Target unless and until the Parties mutually agree in writing in accordance with Section 2.6.2 to include such mutations within the scope of this term.

1.17                           “NDA” shall mean a New Drug Application (or its equivalent), as defined in the U.S. Food, Drug and Cosmetic Act and the regulations promulgated thereunder, or any corresponding or similar application, registration or certification in any jurisdiction for marketing authorization of a Product.

1.18                           “Net Sales” shall mean aggregate amounts invoiced for sales or transfers for value of Products (including Abandoned Compounds under Section 7.3.2) by Biogen, its Affiliates or any of its Sublicensees (or in the case of Abandoned Compounds under Section 7.3.3 or Sunesis Compounds, Sunesis) to an independent Third Party distributor, agent or end user in the Territory less deductions selected as appropriate from:  (i) credits, refunds, allowances and price adjustments separately and actually credited to customers for defective, spoiled, damaged, outdated, and returned Products, (ii) offered and taken trade and cash discounts, rebates, chargebacks and allowances in amounts customary to the trade, (iii) sales, excise, value added, turnover, use, and other like taxes, and customs duties, paid, absorbed or allowed excluding net income tax, (iv) allowances for bad debt in accordance with U.S. Generally Accepted Accounting Principles (GAAP) consistently applied to all products of Biogen, provided however, that if collected at a later date such amounts will be added to Net Sales in the quarter in which it is received, and (v) special outbound packing, transportation, insurance and handling charges separately billed to the customer or prepaid.  Net Sales shall not include amounts received by Biogen (or any of its Affiliates) from transactions with an Affiliate or Sublicensee, where the Product in question will be resold by such Affiliate or Sublicensee to an independent Third Party distributor, agent or end user and such amounts received by the Affiliate or Sublicensee from such resale is included in Net Sales.

If a sale, transfer or other disposition with respect to a Product is made for consideration other than cash or is not at arm’s length, then the Net Sales from such sale, transfer or other disposition shall be the arm’s length fair market value thereof.  For purposes of this Agreement, “sale” means any transfer or other distribution or disposition, but shall not include transfers or other distributions or dispositions of Product, at no charge, for pre-clinical, clinical or regulatory purposes or in connection with patient assistance programs or other charitable purposes or to physicians or hospitals for promotional purposes.  Product shall be considered “sold” when billed or invoiced.

In the event that Product is sold in the form of a Combination Product, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the fraction A/A+B where A is the average sale price of Product when sold separately in finished form and B is the average sales price of the other active ingredients and components when sold separately in finished form, in each case during the applicable royalty payment period in the country in which the sale of the Combination Product was made, or if sales of both the Product and the other active ingredients and components did not occur in such period, then in the most recent royalty payment period in which sales of both occurred.  Where the Product is sold separately in finished form but the other ingredients and components are not, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the ratio of the average per-unit sale price of Product when sold separately in finished form to the average per-unit Net Sales of the Combination Product, in each case during the applicable royalty payment period in the country in which the sale of the Combination Product was made.  Where the other active ingredients and components are sold separately in finished form but the Product is not, Net Sales for the Combination Product shall be determined by multiplying actual Net Sales of the Combination Product (determined by reference to the definition of Net Sales set forth above) during the royalty payment period by the difference obtained by subtracting from 1 the ratio of the average per-unit sale price of the other active ingredients and components when sold separated in finished form to the average per-unit Net Sales of the Combination Product, in each case during the applicable royalty reporting period in the country in which the sale of the Combination Product was made.  In the event that such average sales price cannot be determined for either of the Product or for all other active ingredients and components included in the Combination Product, Net Sales for purposes of determining payments under this Agreement shall be calculated by multiplying the Net Sales of the Combination Product by the fraction C/C+D where C is the standard fully-absorbed cost of the Product portion of the Combination Product and D is the sum of the standard fully-absorbed costs of all other active ingredients and components included in the Product, in each case as determined in accordance with GAAP consistently applied; provided, however that the Parties mutually agree that such approach is valid in light of the particular circumstances, which agreement shall not be unreasonably withheld or delayed.

1.19                           “Phase I” shall mean human clinical trials, the principal purpose of which is preliminary determination of safety in healthy individuals or patients as required in 21 C.F.R. §312.21(a) or similar clinical study in a country other than the United States, and for which there are no endpoints related to efficacy.

1.20                           “Phase II” shall mean human clinical trials conducted on a limited number of patients for the purpose of preliminary evaluation of clinical efficacy and safety, and/or to obtain an indication of the dosage regimen required as more fully defined in 21 C.F.R. §312.21(b).

1.21                           “Phase III” shall mean human clinical trials, the principal purpose of which is to establish safety and efficacy in patients with the disease being studied as required in 21 C.F.R. §312.21(c) or similar clinical study in a country other than the United States.  Phase III shall also include any other human clinical trial intended as a pivotal trial for regulatory approval purposes whether or not such trial is a traditional Phase III trial.

1.22                           “Primary Target” shall mean TNF[*].  For such purposes, “TNF[*]” shall have the meaning defined in Exhibit 1.22.

1.23                           “Product” shall mean a pharmaceutical preparation for sale by prescription, over-the-counter or any other method for all uses in humans and/or animals, which incorporates a Collaboration Compound.  It is understood that all formulations and dosage forms of the same active ingredient(s) shall be deemed the same “Product,” but Products with different active ingredients shall be deemed different Products.

1.24                           “Regulatory Approval” shall mean approval of the health regulatory agency in a country (comparable to the U.S. FDA) necessary for the marketing and sale of a Product in the applicable country.  As used herein, “Regulatory Approval” shall not include pricing or reimbursement approval.

1.25                           “Research Program” shall mean the activities undertaken by the Parties pursuant to the Research Plan, during the Research Term.

1.26                           “Research Term” shall mean the period commencing on the Effective Date and ending on the later of (i) the thirty (30) month anniversary of the Effective Date, or (ii) if extended in accordance with Section 2.3 below, the end of such extension period; provided that, the Research Term shall in all events terminate upon an earlier termination of the Agreement in accordance with Article 12 below.

1.27                           “Sublicensee” shall mean a Third Party expressly licensed by such Party to make, use, import, offer for sale or sell Product.  The term “Sublicensee” shall not include distributors.

1.28                           “Sunesis Core Technology” shall mean all patents, patent applications, and invention disclosures (all as listed on Exhibit 1.28) and all information, materials and other subject matter made or controlled by Sunesis, and improvements thereof, relating to (i) utilization of mutated Primary Targets and/or Secondary Targets in screening, (ii) the use of novel protein engineering techniques and their application in drug discovery, (iii) target-directed fragment discovery and maturation to produce drug leads, including monophore libraries for such purposes, (iv) covalent tethering and techniques related thereto (e.g. NMR, X-ray, mass

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

spec. AUC, Biacore) and its use to discover fragments and test binding hypotheses of fragments and leads, or (v) dynamic and other combinatorial chemistries related to proteins, the subject of which is an invention made: (a) by Sunesis prior to the Effective Date or in the course of performing the Research Program; or (b) by employees of Biogen or its Affiliates during the Exclusivity Period in the course of activities directed to the discovery, research or development of compounds for use in the Field; provided, in the case of (b) that such item was made using or derived from Sunesis Core Technology.  Sunesis Core Technology shall also include any divisions, continuations, continuations-in-part, reissues, reexaminations, extensions or other governmental actions which extend any of the patent applications or patents in (a) or (b) above, and any substitutions, confirmations, registrations, revalidations or foreign counterparts of any of the foregoing.

1.29                           “Target” shall originally mean the Primary Target.  If a Secondary Target is established in accordance with Section 2.6 below, then Target shall also include such Secondary Target.

1.30                           “Third Party” shall mean any person or entity other than Sunesis and Biogen, and their respective Affiliates.

1.31                           “TNF Family Members” shall mean the following: [*], and any other [*] or [*], transmembrane or soluble, protein of at least [*]% sequence identity with TNF[*].

1.32                           “Valid Claim” shall mean (i) a claim of an issued and unexpired patent (or the equivalent in a supplementary protection certificate) included within the Sunesis Core Technology or the Collaboration Patents, which has not lapsed or become abandoned or been declared invalid or unenforceable by a court of competent jurisdiction or an administrative agency from which no appeal can be or is taken or (ii) a claim of a pending patent application included within the Sunesis Core Technology or the Collaboration Patents, filed in good faith, which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken; provided that no more than seven (7) years has passed since the filing date for such patent application.

1.33                           Additional Terms.  In addition to the foregoing, the following terms shall have the meaning defined in the corresponding Section below:

Term	Section Defined
“Abandoned Compound”	7.3.1
“Abandoned Target”	7.3.1
“Excluded Compound Program”	2.8
“Joint Steering Committee”	3.2
“First Tier Target”	2.61
“Inflation Index”	5.1.3(c)
“Indication”	5.5.3(a)

[*]      Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Term	Section Defined
“Joint Patent Committee”	8.2.2
“Joint Patent Counsel”	8.2.2
“JRC” or “Joint Research Committee”	3.1
“Major Country in the E.U.”	5.5.1
“Phase II Drug Collaboration”	2.8
“Research Plan”	2.2
“Second Tier Un-named Target”	2.6.2
“Secondary Target”	2.6.2
“Sunesis Compounds”	12.5.4
“Viable Hit”	2.7

ARTICLE 2
RESEARCH PROGRAM

2.1                                 General; Conduct of Research.  Subject to the terms and conditions set forth herein, the Parties agree to conduct research under the Research Plan on a collaborative basis.  Sunesis and Biogen shall each conduct the Research Program in a good and scientific manner, and in compliance in all material respect with all requirements of applicable laws, rules and regulations and all applicable standard laboratory practices to attempt to achieve their objectives efficiently and expeditiously.  Sunesis and Biogen each shall proceed diligently with the work set out in the Research Program by using their good faith efforts.  Sunesis agrees to dedicate to the Research Program the number of Sunesis FTE’s specified in the Research Plan; provided however, Sunesis shall not be obligated to incur costs in performing its activities under the Research Program in excess of the amounts specified under Section 5.1 below.

2.2                                 Research Plan.  The Parties will conduct the Research Program in the Field in accordance with a written plan approved by the JRC (the “Research Plan”).  The Research Plan shall establish: (i) the scope of the research activities which will be performed; (ii) the research objectives, work plan activities and schedules with respect to the Research Program; and (iii) the respective obligations of the Parties with respect to the Research Program.  The Research Plan shall be reviewed on an ongoing basis and may be amended by approval of the Joint Research Committee from time to time as it deems necessary or appropriate.  The initial Research Plan is attached hereto as Exhibit 2.2

2.3                                 Term of Research Program.  The Research Program shall commence on the Effective Date and continue for an initial period of thirty (30) months.  Biogen will have the option to extend the Research Term for a period of one (1) additional year at the level of research funding by Biogen and FTE support by Sunesis specified in Section 5.1.3(b), by providing Sunesis written notice at least three (3) months before the end of the initial thirty (30) month Research Term.

2.4                                 Target Exclusivity.  Subject to Section 2.8, during the Exclusivity Period, Sunesis shall collaborate exclusively with Biogen with respect to each Target.  Subject to Section 2.8, during the Research Term, Biogen, and during the Exclusivity Period, Sunesis, shall collaborate exclusively with respect to each Collaboration Compound and Development Candidate.  In addition, subject to Section 2.8, during the Research Term, Biogen shall collaborate exclusively with Sunesis with respect to the Primary Target.

2.5                                 Designation of Development Candidates.

(a)                                  The Parties have established Development Candidate Criteria, set forth in Exhibit 1.9.3 for the nomination of Development Candidates.  From time to time during the Research Term, Biogen may approve the designation of any Compound within the Field as a Development Candidate by written notice to Sunesis, provided such Compound either (i) meets the Development Candidate Criteria, or (ii) was recommended by the JRC.

(b)                                 Biogen’s right to specify a Development Candidate shall survive the expiration of the Research Term and shall continue for a period of three (3) years following the expiration of the Research Term, provided, Sunesis has not already granted a Third Party the right to exploit such designated Compound.

Subject to the foregoing, it is understood and agreed that if Biogen undertakes GLP toxicity studies with respect to a particular Compound, such Compound shall be deemed designated by Biogen as a Development Candidate (and if such Compound has not already been designated as a Lead Compound, it shall also be deemed designated by Biogen as a Lead Compound).

2.6                                 Addition of Secondary Targets under the Research Program.

2.6.1                        Biogen Election of First Tier Targets.  At any time during the first eighteen (18) months of the Research Term, Biogen has an exclusive option, in its sole discretion, to add [*] and two additional targets from among the following group: [*] and [*] (such two additional targets to be identified by Biogen to Sunesis within six (6) months of the Effective Date) (each of [*] and the two identified targets, a “First Tier Target”, as further defined in Exhibit 1.22 below) under the Research Program by providing written notice to Sunesis.  Promptly following Biogen’s notice to Sunesis of such election, the JRC shall evaluate the potential target to be added under the Research Program, and the outline of a research plan for such potential target.  Subject to Sections 2.6.3 and 5.2, upon written agreement of the Parties, such target shall be deemed a “Secondary Target” and shall be added under the Research Program on the same terms and conditions of this Agreement as a Target.

2.6.2                        Biogen Election of Second Tier Targets.  In addition to the foregoing, at any time during the first eighteen (18) months of the Research Term, Biogen may request to add two additional un-named targets (such un-named targets being referred to herein as the “Second Tier Un-Named Targets”), to be identified by Biogen and approved by Sunesis, under the Research Program by providing written notice to Sunesis.  In the case of the un-named targets, the Parties shall meet and agree upon which Party shall own, during the term of this Agreement, the Collaboration Technology directed to such target.  Following such agreement in the case of the un-named targets, the Parties shall evaluate such target and the outline of a research plan for

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such target.  Subject to Sections 2.6.3 and 5.2, upon written agreement of the Parties, such target shall be deemed a “Secondary Target” (with a description of such target attached at Exhibit 1.22) and shall be added under the Research Program on the same terms and conditions of this Agreement as a Target.

2.6.3                        Establishment of Criteria; Extension of Research Term; Staffing of Sunesis FTEs.  Promptly following such designation of a Secondary Target, the JRC shall establish, and the Parties shall mutually agree on: (i) the Criteria for a Compound to be deemed an Active Compound, Lead Compound or Development Candidate for such Secondary Target, and (ii) whether to extend the Research Program with respect to such Secondary Target beyond the initial Research Term.  In addition to the foregoing, the Joint Steering Committee shall establish, and the Parties shall mutually agree on whether additional Sunesis FTE’s shall be funded to conduct activities under the Research Program with respect to such Secondary Target.  It is understood and agreed that staffing of Sunesis FTE’s with respect to a Secondary Target shall be incremental to the staffing of Sunesis FTE’s with respect to the Primary Target, unless otherwise agreed by the Joint Steering Committee and approved by the Parties.

2.7                                 Biogen Counterscreening Reagents; Biogen Right of First Negotiation.

2.7.1                        Counterscreening Reagents; Criteria; and Viable Hits.  It is understood that, during the Research Term, the Parties may agree that Biogen may provide specific proteins of related TNF Family Members (other than TNF[*]) for use in counterscreening under the Research Program.  Promptly following Biogen’s supply of such reagents for use under the Research Program, the JRC shall establish, and the Parties shall mutually agree on, the criteria to be demonstrated from the counterscreening of a compound in order for such compound to be deemed a viable hit (each a “Viable Hit”) for a target within such TNF Family Members.  To the extent any Viable Hits are identified under the Research Program, the Parties shall notify the JRC in writing.

2.7.2                        Biogen Options.  With respect to Viable Hits disclosed to the JRC during the Research Term, the following shall apply:

(a)                                  If such Viable Hit is to a First Tier Target, and such Viable Hit is disclosed to the JRC during the initial eighteen (18) months of the Research Term, Biogen may elect to obtain rights to such Viable Hit by adding such First Tier Target as a Secondary Target pursuant to Section 2.6.1;

(b)                                 If such Viable Hit is to a First Tier Target, and such Viable Hit is disclosed to the JRC after the initial eighteen (18) months of the Research Term, Biogen will have a right of first negotiation under Section 2.7.3 below with respect to such Viable Hit;

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(c)                                  If such Viable Hit is to a target other than a First Tier Target, Biogen may request to include such target pursuant to Section 2.6.2 above or elect to exercise its right of first negotiation with respect to such Viable Hit pursuant to Section 2.7.3 below; and

(d)                                 If the target for which such Viable Hit relates is included as a Secondary Target pursuant to either Section 2.6.1 or Section 2.6.2, then Biogen shall have no further rights under Section 2.7.3 with respect to such target and any Viable Hits relating thereto.

2.7.3                        Biogen Right of First Negotiation – Viable Hits.  Subject to Section 2.7.2, following receipt of initial written notice by the JRC of a Viable Hit, Biogen shall have ninety (90) days in which to notify Sunesis of its election to negotiate exclusive rights to such Viable Hit.  In the event that Biogen makes such election, the Parties shall have ninety (90) days from the date of Biogen’s election to negotiate the terms and conditions pursuant to which such rights and license will be granted to Biogen.  If Biogen does not make such election or if the Parties are unable to negotiate such terms and conditions within the foregoing periods, Sunesis shall be free to develop and commercialize such Viable Hit, the target which such Viable Hit directly modulates, and other compounds that modulate the activity of such target, either by itself or through a Third Party, without any further obligation to Biogen under this Agreement, and on any terms that Sunesis considers appropriate.

2.8                                 Phase II Drug Collaborations and Excluded Compound Programs.  Notwithstanding Section 2.4, but subject to the provisions of this Section 2.8, neither Party shall be prohibited from collaborating with a Third Party on the development and commercialization of compounds that directly modulate the activity of the Primary Target; provided, such compounds are in Phase II clinical trials or later stage of development or commercialization (each, a “Phase II Drug Collaboration”).  As of the Effective Date, except for those compounds listed on Exhibit 2.8, neither Party is in a Phase II Drug Collaboration.  In addition to the foregoing, neither Party shall be prohibited from developing or commercializing Excluded Compounds (an “Excluded Compound Program”).  Each Party shall notify the other Party in writing upon entering into such a Phase II Drug Collaboration, or undertaking activities within the Field with respect to an Excluded Compound.

(a)                                  If Biogen enters into a Phase II Drug Collaboration or Excluded Compound Program and subsequent thereto, Biogen fails to use Commercially Reasonable and Diligent Efforts with respect to such Target, Sunesis shall have the right to terminate this Agreement with respect to such Target and the Compounds that modulate the activity of such Target, and such Target and Compounds shall be deemed an Abandoned Target and Abandoned Compounds subject to the provisions of Section 7.3.

(b)                                 If Sunesis enters into a Phase II Drug Collaboration or Excluded Compound Program, Biogen shall have the right to terminate the Research Program with respect to such Target and the Compounds that modulate the activity of such Target, and following such termination, with respect to the milestone and royalty amounts first accrued and payable by Biogen to Sunesis after the effective date of termination on Lead Compounds and Development Candidates that meet the Criteria with respect to such Target, and royalties on Products that incorporate such Development Candidates, such amounts shall be reduced by fifty percent (50%)

of the amounts that would otherwise be due to Sunesis under Sections 5.4, 5.5 and 5.6 with respect to such Collaboration Compounds.

2.9                                 Reports; Records; Inspections.

2.9.1                        Reports.  Each Party shall keep the other Party informed of its progress and results in performing the Research Program.  Sunesis and Biogen shall each provide the other, at least once quarterly, a written summary of research activities and results in connection with the Research Program.  In addition, each Party shall provide the JRC as mutually agreed with data and information pertaining to all Compounds identified by such Party, including the chemical structures of such Compounds and structure-activity data with respect thereto, and such other information as the Parties agree.

2.9.2                        Research Records.  Sunesis and Biogen shall maintain records of the Research Program (or cause such records to be maintained) in sufficient detail and in good scientific manner as will properly reflect all work done and results achieved in the performance of the Research Program.

2.9.3                        Inspections.  During the Research Term, and for three (3) years thereafter, the Parties shall provide each other access to such records, upon request, during ordinary business hours.

ARTICLE 3
MANAGEMENT

3.1                                 Joint Research Committee.  Biogen and Sunesis will establish a committee (the “Joint Research Committee” or “JRC”) to oversee, review and recommend direction of the Research Program.  The responsibilities of the Joint Research Committee shall consist of: (i) monitoring and reporting research progress and ensuring open and frequent exchange between the Parties regarding Research Program activities; (ii) establishing or modifying Criteria for the selection of Active Compounds, Lead Compounds and Development Candidates; (iii) designating Compounds as Active Compounds and Lead Compounds, (iv) nominating Compounds as Development Candidates; (iv) modifying the Research Plan; and (v) taking such other actions as may be specifically allocated to the JRC by the Parties (such as making decisions regarding research activities or allocation of FTE’s under the Research Plan).

3.2                                 Joint Steering Committee.  Biogen and Sunesis will also establish a committee (the “Joint Steering Committee”) to oversee the JRC and to provide overall strategic and business guidance for the Research Program.  The responsibilities of the Joint Steering Committee shall consist of:  (i) monitoring the progress of the Research Program; (ii) resolving disputes as to matters allocated to the JRC; and (iii) taking such other actions as are specifically allocated to the Joint Steering Committee under this Agreement.

3.3                                 Membership.  The Joint Steering Committee shall include two (2) representatives, and the JRC shall include three (3) representatives, of each of Biogen and Sunesis, with each Party’s members selected by that Party.  Sunesis and Biogen may each replace its Joint Steering Committee and/or JRC representatives at any time, upon written notice to the other Party.

Unless otherwise agreed by the Parties, at least one (1) representative of each Party to the JRC and the Joint Steering Committee must be at least a director or higher level employee of such Party.

3.4                                 Meetings.  During the Research Term, the Joint Steering Committee and the JRC shall meet at least quarterly, or at a frequency as agreed by the respective committee members, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference.  With the consent of the Parties, other representatives of Sunesis or Biogen may attend the Joint Steering Committee and/or the JRC meetings as nonvoting observers.  Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.

3.5                                 Decision Making.  Decisions of the JRC shall be made by unanimous approval of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least one member from each Party must be so present and voting.  In the event that unanimity is not achieved within the JRC on a decision required to be made by the JRC, the matter will be referred to the Joint Steering Committee, which shall promptly meet and endeavor in good faith to resolve such matter in a timely manner.  In the event the Joint Steering Committee is unable to reach consensus on a particular matter, such matter shall be referred to the CEO of Sunesis and the Executive Vice President of Research and Development of Biogen or their representatives for resolution, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such matter; and in the event the Parties are unable to resolve such matter within thirty (30) days thereafter, such matter shall be resolved as provided in Article 13.

ARTICLE 4
LICENSES

4.1                                 Research Licenses under Collaboration Technology and Sunesis Core Technology.

4.1.1                        Research License under Collaboration Technology.  Subject to the terms and conditions of this Agreement, each Party shall have a worldwide, co-exclusive right under the Collaboration Technology, and each Party hereby grants to the other Party a worldwide, co-exclusive license under its interest in the Collaboration Technology, to make, have made and use Compounds and Mutated Targets to conduct research in the Field using such Compounds and Mutated Targets solely in order to discover, research and/or develop Active Compounds, Lead Compounds and Development Candidates pursuant to the Research Program.  Unless terminated earlier herein, such right and license shall expire at the end of the Exclusivity Period.

4.1.2                        Research License under Sunesis Core Technology.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to Biogen a worldwide, co-exclusive license under the Sunesis Core Technology to make, have made and use Compounds and Mutated Targets under the Research Program to conduct research in the Field using such Compounds and Mutated Targets solely in order to discover, research and/or develop Active Compounds, Lead Compounds and Development Candidates pursuant to the Research Program.  It is understood that the foregoing license to Biogen under the Sunesis Core Technology shall not include the right to sublicense the Sunesis Core Technology, or practice Sunesis Core Technology to discover novel compositions, and shall only include the right to exploit Compounds provided by Sunesis to Biogen under the Research Program or that are Compounds generated by Biogen without the use of Sunesis Core Technology in accordance with this Agreement.  It is further understood and agreed that Sunesis may practice and exploit the Sunesis Core Technology for any purpose, including without limitation the granting of licenses thereunder, subject to the prohibitions on Sunesis under Section 2.4 above with respect to activities in the Field during the Exclusivity Period.  Unless terminated earlier herein, such license shall expire at the end of the Exclusivity Period.  As used solely in this Section 4.1.2, “Mutated Target” shall include any mutation of the Primary Target or a First Tier Target which mutation was discovered or first actually synthesized by Sunesis prior to the Effective Date.

4.2                                 License to Collaboration Compounds and Corresponding Products and Mutated Targets.

4.2.1                        License under the Collaboration Technology to Collaboration Compounds and Corresponding Products.  Subject to the terms and conditions of this Agreement, Biogen shall have a worldwide, exclusive right under the Collaboration Technology, and Sunesis hereby grants to Biogen a worldwide, exclusive license, with the right to grant and authorize sublicenses as provided in Section 4.3, under Sunesis’ interest in the applicable Collaboration Technology, to make, have made, use, import, offer for sale, sell and otherwise exploit Collaboration Compounds for any purpose, alone or as incorporated into a Product.

4.2.2                        License under Sunesis Core Technology.  Subject to the terms and conditions of this Agreement, Sunesis hereby grants to Biogen a worldwide, non-exclusive license under the Sunesis Core Technology to make, have made, use, import, offer for sale and sell Collaboration Compounds for any purpose, alone or as incorporated into a Product.  It is understood that the foregoing license to Sunesis Core Technology shall not include the right to practice Sunesis Core Technology to discover novel compositions, and shall only include the right to exploit Collaboration Compounds provided by Sunesis to Biogen under the Research Program or that are Compounds generated by Biogen without the use of Sunesis Core Technology in accordance with this Agreement.

4.2.3                        License under the Collaboration Technology and Sunesis Core Technology to Mutated Targets.  Subject to the terms and conditions of this Agreement, Biogen shall have a worldwide, exclusive right under the Collaboration Technology, and Sunesis hereby grants to Biogen a worldwide, exclusive license under Sunesis’ interest in the applicable Collaboration Technology, and a worldwide, non-exclusive license under the Sunesis Core Technology, in each case, to make, have made, use, import, offer for sale and sell Mutated Targets, alone or as incorporated into a product, for the therapeutic treatment of a disease.  It is understood that the foregoing licenses to Sunesis Core Technology shall not include the right to practice Sunesis Core Technology to discover novel compositions, and shall only include the right to exploit Mutated Targets provided by Sunesis to Biogen under the Research Program or that are Mutated Targets generated by Biogen without the use of Sunesis Core Technology in accordance with this Agreement.

4.3                                 Sublicenses.  Subject to the terms and conditions of this Agreement, Biogen shall have the right to sublicense the rights granted in Section 4.2 above.  Within a reasonable period of time following Biogen’s grant of any such sublicense, Biogen shall provide Sunesis with a summary of such sublicense, including the identity of the Sublicensee (including any Affiliate) and the rights granted with respect thereto for each Product and territory, sufficient to allow Sunesis to verify the amounts due under Articles 5 and 6 below.  Each sublicense granted by Biogen shall be consistent with all the terms and conditions of this Agreement, and subordinate thereto, and Biogen shall remain responsible to Sunesis for the compliance of each such Sublicensee with the financial and other obligations due under this Agreement.

4.4                                 Reserved Rights of Sunesis.  Subject to the rights and licenses expressly granted to Biogen under this Agreement, Sunesis shall have the worldwide, exclusive right and license, and Biogen hereby grants to Sunesis the worldwide, exclusive right and license under the Collaboration Technology, with the right to grant and authorize licenses, to practice and exploit the Collaboration Technology for any and all purposes (including the right to make, have made, use, import, offer for sale and sell products (i.e., other than for the manufacture, sale, use or import of Collaboration Compounds)); provided, during the Exclusivity Period, such right and license in the Field shall be limited solely for purposes of conducting the Research Program.

4.5                                 No Other Rights; No Implied Licenses.  Only the licenses granted or retained pursuant to the express terms of this Agreement shall be of any legal force or effect.  No other license rights shall be created by implication, estoppel or otherwise.

ARTICLE 5
PAYMENTS

5.1                                 Research Program Funding.

5.1.1                        Research Program Payment Schedule.  Subject to Section 5.2, Sunesis shall commit ten (10) Sunesis FTE’s, at it own expense, to conduct the Research Program during the initial Research Term, unless otherwise mutually agreed.  Biogen shall commit the number of Biogen FTE’s called for in the Research Plan to conduct the Research Program, at its own expense, during the Research Term.  With respect to any additional Sunesis FTE’s called for in the Research Plan with respect to the Primary Target, Biogen agrees to pay Sunesis research funding for Sunesis’ conduct of the Research Program quarterly, in advance, prior to the first day of each calendar quarter, in an amount equal to the number of such additional Sunesis FTEs called for in the Research Plan for the applicable quarter (i.e., the number of Sunesis FTE’s in excess of the ten (10) above) multiplied by the Sunesis FTE rate (as defined in Section 5.1.3).

5.1.2                        Research Program.

(a)                                  Primary Target.  The Research Plan shall provide for a total of ten (10) Sunesis FTEs during each year of the initial Research Term to conduct activities under the Research Program with respect to the Primary Target, such FTEs to be allocated as set forth in the Research Plan.  If Biogen elects to extend the Research Term pursuant to Section 2.3, the Parties shall mutually agree on the number of Sunesis FTE’s to be allocated to the Primary Target.

(b)                                 Secondary Targets.  With respect to each Secondary Target added to the Research Program, the Research Plan shall provide, unless otherwise agreed upon by the Joint Steering Committee, for any additional Sunesis FTEs during each year of the remainder of the initial Research Term to conduct activities under the Research Program with respect to such Secondary Target, such FTEs to be allocated as set forth in the Research Plan.  One-half of such additional Sunesis FTEs shall be funded by Biogen and one-half shall be funded by Sunesis.  Notwithstanding the foregoing, Sunesis shall have the right, at its discretion, at the time a particular Secondary Target is added to the Research Program, to elect to have Biogen fund One-Hundred Percent (100%) of such additional Sunesis FTEs for such Secondary Target, and subject to Section 5.5.2, upon such election by Sunesis, Biogen agrees to pay Sunesis research funding for one-hundred percent (100%) of such additional Sunesis FTEs.

5.1.3                        Sunesis FTE Rate.

(a)                                  Initial Research Term.  The Sunesis FTE rate shall be equal to [*] U.S. Dollars ($[*]) per FTE per year during the first two (2) years of the initial Research Term.  The Sunesis FTE rate during the last six (6) months of the initial Research Term shall be equal to the Sunesis FTE rate for the previous year plus a percentage increase equal to the Inflation Index.

(b)                                 Extended Research Term.  During any extension of the Research Term beyond the initial Research Term, unless otherwise agreed by the Parties, the Research Plan shall provide for the greater of ten (10) Sunesis FTEs per year or a number of Sunesis FTEs per year equal to at least the number of Sunesis FTEs for the previous year.  The Sunesis FTE rate during any such extended Research Term shall be equal to Sunesis FTE rate for the previous year plus a percentage increase equal to the Inflation Index.  It is understood and agreed, that in no event is Biogen obligated to extend the Research Term.

(c)                                  Inflation Index.  As used herein, “Inflation Index” shall mean the percentage increase in the Consumer Price Index for all Urban Consumers, as published by the U.S. Department of Labor, Bureau of Statistics, since the Effective Date, or if later, since the date of the last adjustment of the Sunesis FTE rate under this Section 5.1.

5.1.4                        Outsourced Activities.  In the event the Research Plan provides, or the JRC agrees, that work under the Research Program is to be conducted by a Third Party, unless otherwise agreed by the Parties, Biogen shall bear the out-of-pocket costs incurred with respect to such work.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.2                                 Secondary Targets.  On a Secondary Target-by-Secondary Target basis, upon designation of each Secondary Target pursuant to Section 2.6, Biogen shall pay to Sunesis a research initiation fee of [*] ($[*]).  Such fee shall be non-refundable and non-creditable against other amounts due Sunesis hereunder.

5.3                                 Upfront Payments; Equity Investment; and Facility Credit.

5.3.1                        Upfront Payment.  Upon signing of this Agreement, an upfront technology access fee of Three Million U.S. Dollars ($3,000,000) shall be due to Sunesis, payable by Biogen within ten (10) days after the Effective Date.  Such fee shall be non-refundable and non-creditable against other amounts due Sunesis hereunder.

5.3.2                        Maintenance Fee.  Commencing on April 1, 2004, and continuing until July 1, 2005 (unless the Research Term is extended pursuant to Section 2.3, then July 1, 2006), a quarterly maintenance fee payment of Three Hundred and Fifty-Seven Thousand – Five Hundred U.S. Dollars ($357,500) shall be due to Sunesis, payable in advance by Biogen on first day of each calendar quarter.

5.3.3                        Equity Investment in Sunesis.  Biogen agrees to make an equity investment in Sunesis in the amount of Six Million U.S. Dollars ($6,000,000) pursuant to a Stock Purchase Agreement on the Effective Date herewith.

5.3.4                        Facility Credit.  Biogen agrees to enter into a loan agreement with Sunesis on the Effective Date, pursuant to which agreement Biogen shall loan Sunesis Four Million U.S. Dollars ($4,000,000), all as provided in the Credit Facility Agreement, attached hereto as Exhibit5.3.4.

5.4                                 Research Milestones.

5.4.1                        Research Milestones Payments.  On a Target-by-Target basis, Biogen shall pay to Sunesis the following amounts within thirty (30) days following the first achievement of the following research milestones with respect to the Target:

Research Milestones		Payment Amount
1.	The earlier of (i) designation of the first [*] Compound for such Target by the JRC, or (ii) identification of the first [*] Compound to meet [*] Compound Criteria for such Target:	$	[*]

2.	Approval by Biogen, in accordance with Section 2.5, of the first [*] for such Target:	$	[*]

3.	On approval by Biogen, in accordance with Section 2.5, of the [*] for such Target:	$	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.4.2                        Secondary Targets for which Sunesis Elects Not to Fund.  Notwithstanding Section 5.4.1 above, with respect to any Secondary Target for which Sunesis elects pursuant to Section 5.1.2(b) to have Biogen fund One Hundred Percent (100%) of the additional Sunesis FTE’s allocated to such Secondary Target, commencing upon such election and continuing thereafter, the amounts due under Section 5.4.1 with respect to the achievement of milestones by Lead Compounds and Development Candidates that meet the Criteria with respect to such Secondary Target shall be reduced by [*] percent ([*]%).

5.5                                 Development Milestones.

5.5.1                        Development Milestone Payments.  On a Collaboration Compound-by-Collaboration Compound basis, subject to Section 5.5.2 below, Biogen shall pay to Sunesis the following amounts within thirty (30) days following the first achievement by Biogen, its Affiliates or Sublicensees, as the case may be, of each of the following milestones with respect to a Collaboration Compound (or corresponding Product incorporating such Collaboration Compound):

Development Milestones	Payment Amount
	1st Indication		2nd Indication

1. Initiation of Phase I for such Collaboration Compound in any country:	$	[*]	$	[*]

2. Initiation of the first Phase III trial for such Collaboration Compound in any country:	$	[*]	$	[*]

3. Filing of a NDA in the U.S. for such Collaboration Compound:	$	[*]	$	[*]

4. Filing of an NDA in a *Major Country in the E.U. for such Collaboration Compound:	$	[*]	$	[*]

5. Filing of a NDA in Japan for such Collaboration Compound:	$	[*]	$	[*]

6. Regulatory Approval in the U.S. of such Collaboration Compound:	$	[*]	$	[*]

7. Regulatory Approval in a *Major Country in the E.U. for such Collaboration Compound:	$	[*]	$	[*]

8. Regulatory Approval in Japan of such Collaboration Compound:	$	[*]	$	[*]

Such milestone payments shall be non-refundable and non-creditable against other amounts due Sunesis hereunder.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

* “Major Country in the E.U” shall mean any of France, Germany, Italy, or the United Kingdom.

5.5.2                        Secondary Targets for which Sunesis Elects Not to Fund.  Notwithstanding Section 5.5.1 above, with respect to any Secondary Target for which Sunesis elects pursuant to Section 5.1.2(b) to have Biogen fund One Hundred Percent (100%) of the additional Sunesis FTE’s allocated to such Secondary Target, commencing upon such election and continuing thereafter, the amounts due under Section 5.5.1 with respect to achievement of milestones by Collaboration Compounds that modulate the activity of such Secondary Target shall be reduced by [*] percent ([*]%).

5.5.3                        Certain Additional Terms.

(a)                                  Multiple Collaboration Compounds; Multiple Indications.  It is understood that the payments under this Section 5.5 shall be due separately for each Collaboration Compound to meet such milestones; accordingly, if a second or subsequent Collaboration Compound is developed, a further full set of milestone payments will become due and payable at the time(s) set forth in Section 5.5 for such second or subsequent Collaboration Compound.  In addition, if the same Collaboration Compound is developed for a second Indication, it is understood that the payments for milestones 1 through 8 will become due and payable at the time such Collaboration Compound achieves such milestone for such second Indication; provided, that the amounts due above for such second Indication will be the lower amounts reflected for such Indications in the right most column of the table under Section 5.5.1 above.  As used herein “Indication” shall mean a disease or condition for which approval for use of a Collaboration Compound can be sought from the FDA or a regulatory authority or agency of a country other than the United States with responsibilities comparable to those of the FDA.  For purposes hereof, varying forms or degrees of severity of the same disease shall be considered the same Indication, even if they require separate approvals from the FDA or other regulatory authority or agency.

(b)                                 Credit for Discontinued Compounds.  If Biogen ceases all clinical development of a particular Collaboration Compound with respect to a particular Target (the “Discontinued Compound”) after having made the payments due under Section 5.5 above on the achievement of a particular milestone by such Collaboration Compound, there shall be no payment due upon the accomplishment of that same milestone with respect to the next Collaboration Compound directed to the same Target to achieve such milestone.

(c)                                  Accrued Milestones.  If a research milestone for a Target under Section 5.4.1 above, or a development milestone for a Collaboration Compound under Section 5.5.1 above, is achieved with respect to such Target or Collaboration Compound (respectively) in a territory before a prior research milestone under Section 5.4.1 or a prior development milestone under Section 5.5.1 for such Target or Collaboration Compound in such territory, then the earlier milestone payments in such territory shall then be due with respect to such Target or Collaboration Compound, as the case may be.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.5.4                        Reports; Payments.  Within ten (10) business days of the occurrence of any event which would trigger a milestone payment according to Section 5.4 or 5.5, Biogen shall inform Sunesis of such occurrence.  The corresponding payment shall be due thirty (30) days after the occurrence of such event.

5.6                                 Royalties on annual Net Sales of Products by Biogen, its Affiliates and Sublicensees.

5.6.1                        Products.  Biogen shall pay to Sunesis a royalty on annual Net Sales by Biogen, its Affiliates and their Sublicensees of Products, on a Product-by-Product basis, equal to the percentage of such Net Sales set forth below:

Annual Net Sales	Royalty on Net Sales

Portion of Annual Net Sales of such Product up to $[*]:	[*]	%

Portion of Annual Net Sales of such Product between $[*] and $[*]:	[*]	%

Portion of Annual Net Sales of such Product between $[*] and $[*]:	[*]	%

Portion of Annual Net Sales of such Product over $[*]:	[*]	%

For purposes of the foregoing, “annual Net Sales” shall mean, for a particular Product, the worldwide net sales of such Product for the particular calendar year.

5.6.2                        Third Party Patents.  If: (i) an issued patent of a Third Party should be in force in any country during the term of this Agreement covering the practice of the Sunesis Core Technology as licensed under Section 4.2.2 with respect to the manufacture, use or sale of any Development Candidate, and (ii) it should prove in Biogen’s reasonable judgment, after consultation with Sunesis, impractical or impossible for Biogen to commercialize such Development Candidate without obtaining a royalty bearing license from such Third Party under such patent in said country, and (iii) the royalty paid to such Third Party is directed to the practice of rights granted to Biogen under the Sunesis Core Technology pursuant to Section 4.2.2 with respect to such Development Candidate, and (iv) the practice of such Sunesis Core Technology as practiced alone would require such license (i.e., independently of any particular Compound) (whether or not Biogen is practicing such Sunesis Core Technology with any other technology owned or controlled by Biogen), then Biogen shall be entitled to a credit against the royalty payments due under Section 5.6 with respect to the same Development Candidate in such country of an amount equal to [*] percent ([*]%) of the royalty paid to such Third Party for such Development Candidate in such country, such credit not to exceed [*] percent ([*]%) of the royalty otherwise due under this Agreement for such Development Candidate in such country, arising from the practice of such Sunesis Core Technology with respect to the manufacture, use or sale of the Development Candidate in said country.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

5.7                                 Royalty Term.  The royalties due pursuant to Section 5.6 above, and Section 7.3.4 below, shall be payable on a country-by-country and Product-by-Product basis commencing on the first commercial sale in a country and continuing until the later of: (i) the expiration of the last Valid Claim covering the manufacture, sale or use of such Product, in such country, or (ii)  ten (10) years following the first commercial sale of such Product in such country.

ARTICLE 6
PAYMENTS, BOOKS AND RECORDS

6.1                                 Royalty Reports and Payments.  After the first sale of a product on which royalties are payable by a Party hereunder, such Party shall make quarterly written reports to the other Party within sixty (60) days after the end of each calendar quarter, stating in each such report, separately the number, description, and aggregate Net Sales, by country, of each such Product sold during the calendar quarter upon which a royalty is payable under Section 5.5 above or Section 7.3.4 below, as applicable.  Concurrently with the making of such reports, such Party shall pay to the other Party royalties due at the rates specified in Section 5.5 or7.3.4, as applicable.

6.2                                 Payment Method.  All payments due under this Agreement shall be made by bank wire transfer in immediately available funds to a bank account designated by the Party owed such payment.  All payments hereunder shall be made in U.S. dollars.  Any payments that are not paid on the date such payments are due under this Agreement shall bear interest to the extent permitted by applicable law at the prime rate as reported by the Chase Manhattan Bank, New York, New York, on the date such payment is due, plus an additional two percent (2%), calculated on the number of days such payment is delinquent.

6.3                                 Place of Royalty Payment; Currency Conversion.  If any currency conversion shall be required in connection with the calculation of royalties hereunder, such conversion shall be made using the average of the buying and selling exchange rate for conversion of the foreign currency with U.S. Dollars, quoted for current transactions reported in The Wall Street Journal for the last business day of each calendar month during the calendar quarter to which such payment pertains.

6.4                                 Records; Inspection.  Each Party shall keep, and shall ensure that its Affiliates keep, complete, true and accurate books of account and records for the purpose of determining the amounts payable under this Agreement.  Such books and records shall be kept at the principal place of business of such Party, for at least three (3) years following the end of the calendar quarter to which they pertain.  Such records will be open for inspection by a public accounting firm to whom the audited Party has no reasonable objection and subject to such accounting firm entering into a satisfactory confidentiality agreement, solely for the purpose of determining the payments to the other Party hereunder.  Such inspections may be made no more than once each calendar year, at reasonable times and on reasonable notice.  Inspections conducted under this Section 6.4 shall be at the expense of the auditing Party, unless a variation or error producing an increase exceeding [*] percent ([*]%) of the amount stated for the period covered by the inspection is established in the course of any such inspection, whereupon all reasonable costs relating to the inspection for such period and any unpaid amounts that are discovered will be paid promptly by the audited Party together with interest thereon from the date such payments were due.

6.5                                 Withholding Taxes.  Each Party shall pay any and all taxes levied on account of amounts payable to it under this Agreement.  If laws or regulations require that taxes be withheld, the paying Party will (i) deduct those taxes from the remittable payment, (ii) timely pay the taxes to the proper authority, and (iii) send proof of payment to the other Party within sixty (60) days following that payment.  Notwithstanding the foregoing, it is understood and agreed that the amounts payable under Sections 5.1, 5.2, 5.3, 5.4, and 5.5 shall be paid in full without reduction for withholding taxes.

ARTICLE 7
DILIGENCE

7.1                                 Diligence.  Biogen shall use Commercially Reasonable and Diligent Efforts to develop and commercialize Products within the Field.

7.2                                 Reports.  Biogen agrees to keep Sunesis informed with respect to the pre-clinical and clinical development of all Products, including, upon initiation of clinical development, a development plan for each Product.  Without limiting the foregoing, Biogen shall provide Sunesis, at least every six (6) months, a written summary of the pre-clinical and clinical development activities and results with respect to each Product and other information reasonably requested by Sunesis.

7.3                                 Abandoned Compounds.

7.3.1                        Abandonment of a Target.  Without limiting Section 7.1 above, if Biogen fails to maintain an Active Program with respect to a Target (an “Abandoned Target”), all Collaboration Compounds that modulate the activity of such Abandoned Target shall be deemed to be “Abandoned Compounds”.  Following any such abandonment, the co-exclusive licenses granted under Section 4.1, and exclusive licenses granted under Sections 4.2.1 and 4.2.2 (but excluding Section 4.2.3) with respect to such Abandoned Target shall terminate.

7.3.2                        Sunesis hereby grants to Biogen a worldwide, exclusive license under the Biogen Collaboration Patents and Biogen Collaboration Know-How, and a worldwide, non-exclusive license under the Joint Collaboration Patents and Joint Collaboration Know-How, in each case, with the right to grant and authorize sublicenses, to make, have made, use, import, offer for sale and sell Abandoned Compounds for any purpose, alone or as incorporated into a Product, subject to the milestone payment and royalty obligations under Article 5.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

7.3.3                        Subject to Section 4.2.3, Biogen hereby grants to Sunesis a worldwide, exclusive license under the Sunesis Collaboration Patents and Sunesis Collaboration Know-How and a worldwide, non-exclusive license under the Joint Collaboration Patents and Joint Collaboration Know-How, in each case, with the right to grant and authorize sublicenses, to make, have made, use, import, offer for sale and sell Abandoned Compounds for any purpose, alone or as incorporated into a Product, subject to the royalty obligations under Section 7.3.4 below.

7.3.4                        Reverse Royalty.  Sunesis agrees to pay to Biogen a reverse royalty equal to [*] percent ([*]%) on aggregate Net Sales by Sunesis, its Affiliates or its Sublicensees of Abandoned Compounds, where the manufacture, sale or use of such Abandoned Compound is covered by a Valid Claim. For purposes of determining the term of Sunesis’ royalty obligations, the Valid Claim referred to above shall be limited to Valid Claims of the Sunesis Collaboration Patents and the Joint Collaboration Patents.

7.3.5                        Abandonment of Program.  If at the time a Target becomes an Abandoned Target under Section 2.8 or 7.3.1 above, or beginning twelve (12) months after the end of the Research Term, there is not a remaining Target or Development Candidates under this Agreement for a period of six (6) months, then upon notice by Sunesis to Biogen, such occurrence shall be deemed a termination of this Agreement by Biogen under Section 12.4 below.

ARTICLE 8
INTELLECTUAL PROPERTY

8.1                                 Ownership; Disclosure.

8.1.1                        Collaboration Technology.

(a)                                  Primary Targets and First Tier Targets.  Subject to Section 8.1.2, during the term of the Agreement, all right, title and interest in and to the Collaboration Technology consisting of, or directed to the Primary Target and First Tier Targets shall, as between the Parties, be solely owned by Biogen.  Sunesis hereby assigns to Biogen its interest in and to such Collaboration Technology during the term of the Agreement.

(b)                                 Second Tier Targets.  Subject to Section 8.1.2, with respect to Second Tier Un-Named Targets that the Parties agree pursuant to Section 2.6.2 are solely owned by Biogen, all right, title and interest in and to such Collaboration Technology shall, as between the Parties, be solely owned by Biogen.  Sunesis hereby assigns to Biogen its interest in and to such Collaboration Technology during the term of the Agreement.  Subject to Section 8.1.2, with respect to Collaboration Technology consisting of, or directed to Second Tier Un-Named Targets that the Parties agree pursuant to Section 2.6.2 are solely owned by Sunesis, all right, title and interest in and to such Collaboration Technology shall, as between the Parties, be solely owned

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

by Sunesis.  Biogen hereby assigns to Sunesis its interest in and to such Collaboration Technology during the term of the Agreement.

(c)                                  Restriction on Rights.  Notwithstanding the foregoing, it is understood that, except as expressly set forth in this Agreement, neither Party shall have any right, and each Party agrees not, to research, develop, commercialize and/or otherwise exploit Collaboration Technology without the express written consent of, and accounting to, the other Party.

8.1.2                        Sunesis Core Technology.  All right, title and interest in and to the Sunesis Core Technology, and in any inventions or improvements made by or under authority of either Party or its Affiliates during the term of this Agreement relating to Sunesis Core Technology, shall, as between the Parties, be owned solely by Sunesis.  Biogen hereby assigns to Sunesis all of its and its Affiliates rights in and to such inventions and improvements relating to Sunesis Core Technology (including all patent and other intellectual property rights therein).

8.1.3                        Disclosure.  Each Party shall promptly disclose to the other, all inventions relating to Collaboration Technology and Sunesis Core Technology (reasonably necessary to perform the Research Program) conceived and/or reduced to practice in connection with this Agreement.

8.2                                 Patent Prosecution.

8.2.1                        Sunesis Core Technology.  Sunesis shall have the right to control the preparation, filing, prosecution and maintenance of patent applications and patents directed to Sunesis Core Technology using patent counsel of Sunesis’ choice.

8.2.2                        Collaboration Technology.  All preparation, filing, prosecution and maintenance of patent applications and patents directed to Collaboration Technology shall be governed by this Section 8.2.2.

(a)                                  Joint Patent Committee.  Biogen and Sunesis will establish a joint patent committee (the “Joint Patent Committee”) to (i) select patent counsel mutually agreeable to both Parties (the “Joint Patent Counsel”) to prepare, file, prosecute and maintain the patent applications and patents directed to Collaboration Technology, and (ii) to control the filing, prosecution, and maintenance of the patent applications and patents directed to Collaboration Technology.  The Joint Patent Committee shall include one (1) representative from each of Biogen and Sunesis.  Sunesis and Biogen may each replace its Joint Patent Committee representative at any time, upon written notice to the other Party.  During the term of this Agreement, the Joint Patent Committee shall meet at least quarterly, or more frequently as agreed by the Parties, at such locations as the Parties agree, and will otherwise communicate regularly by telephone, electronic mail, facsimile and/or video conference.  With the consent of the Parties, other representatives of Sunesis or Biogen may attend the Joint Patent Committee meetings as nonvoting observers.  Each Party shall be responsible for all of its own expenses associated with attendance of such meetings.  Decisions of the Joint Patent Committee shall be made by unanimous approval of the members present in person or by other means (e.g., teleconference) at any meeting; provided that at least one member from each Party must be so present and voting.  In the event the Parties cannot reach unanimous agreement on a matter relating to prosecution under this Section 8.2.2, Biogen shall have the final decision; provided, such decision is reasonable and does not substantially negatively impact Sunesis’ rights hereunder.  As used herein, “prosecution” shall include interferences, re-examinations, reissues, oppositions and the like.

(b)                                 Joint Patent Counsel.  In addition to preparing, filing, prosecuting and maintaining the patent applications and patents directed to Collaboration Technology, Joint Patent Counsel shall have sole responsibility for determining: (i) whether, consistent with laws regarding inventorship, to correct or supplement the inventors listed on the invention disclosure form in view of the activities conducted under the Research Program, and (ii) whether, consistent with applicable law regarding inventorship, the respective invention was made solely or jointly by Biogen and/or Sunesis.

8.2.3                        Patent Fees.  During the term of the Agreement, and following any termination by Biogen under Section 12.5.3, all costs associated with filing, prosecuting, issuing and maintaining patent applications and patents (i) within the Sunesis Core Technology shall be borne by Sunesis; (ii) within the Collaboration Technology shall be borne by Biogen.

8.2.4                        Cooperation.  Each Party will cooperate fully with the other Party and provide all information and data, and sign any documents, reasonably necessary and requested by the other Party for the purpose of preparing, filing and prosecuting patent applications pursuant to this Section 8.2.

8.3                                 Enforcement.

8.3.1                        Notice.  In the event a Party becomes aware of any potential infringement or misappropriation of the Collaboration Technology (a “Subject Infringement”), such Party shall notify the other Party.

8.3.2                        Biogen.  Biogen shall have the initial right, but not the obligation, to take reasonable legal action to enforce and defend the Collaboration Technology against Subject Infringements by Third Parties at its sole cost and expense.  If, within six (6) months following a request by Sunesis to do so, Biogen fails to take such action to enforce the Collaboration Patents with respect to a Subject Infringement, Sunesis or its designee shall, in its sole discretion, have the right, at its sole expense, to take such action.

8.3.3                        Sunesis.  Notwithstanding Section 8.3.2, with respect to any Subject Infringement that involves a compound substantially the same in structure as a compound that is exclusively licensed to Sunesis hereunder, Sunesis (or its designee) shall have the initial right, but not the obligation, to take reasonable legal action to enforce and defend the Collaboration Technology against such Subject Infringements by Third Parties at its sole cost and expense.  If, within six (6) months following a request by Biogen to do so, Sunesis fails to take such action to enforce the Collaboration Patents with respect to such Subject Infringement, and the Subject Infringement is within the subject matter of the Collaboration Technology that Biogen is authorized to practice hereunder, Biogen or its designee shall, in its sole discretion, have the right, at its sole expense, to take such action.

8.3.4                        Cooperation; Costs and Recoveries.  If a Party (the “Controlling Party”) brings an action with respect to a Subject Infringement in accordance with this Section 8.3 (an “Infringement Action”), then the other Party (the “Cooperating Party”) shall cooperate as reasonably requested, at such Controlling Party’s expense, in the pursuit of such Infringement Action, including if necessary by joining as a nominal Party to the Infringement Action.  In any case, the Cooperating Party shall have the right, even if not required to be joined, to participate in such Infringement Action with its own counsel at its own expense.  The costs and expenses of the Infringement Action shall be the responsibility of the Controlling Party, and any damages or other monetary rewards or settlement payments actually received and retained by the Controlling Party shall first be applied to reimburse the Controlling Party’s out-of-pocket expenses directly attributed to the Infringement Action, then the other Party’s out-of-pocket expenses directly attributed to the Infringement Action and the remainder shall be shared as follows: [*] percent ([*]%) to the Controlling Party and [*] percent ([*]%) to the other Party.

ARTICLE 9
CONFIDENTIALITY

9.1                                 Confidentiality. During the term of this Agreement and for a period of five (5) years following the expiration or earlier termination hereof, each Party shall maintain in confidence the Confidential Information of the other Party, shall not use or grant the use of the Confidential Information of the other Party except as expressly permitted hereby, and shall not disclose the Confidential Information of the other Party except (i) on a need-to-know basis to such Party’s directors, officers and employees, to such Party’s consultants working on such Party’s premises, and to any bona fide subcontractor performing work for Biogen hereunder, or (ii) to the extent such disclosure is reasonably necessary in connection with such Party’s activities as expressly authorized by this Agreement (including permitted sublicensees).  To the extent that disclosure to any person is authorized by this Agreement, prior to disclosure, a Party shall obtain written agreement of such person to hold in confidence and not disclose, use or grant the use of the Confidential Information of the other Party except as expressly permitted under this Agreement.  Each Party shall notify the other Party promptly upon discovery of any unauthorized use or disclosure of the other Party’s Confidential Information.

9.2                                 Permitted Use and Disclosures.  The confidentiality obligations under this Article 9 shall not apply to the extent that a Party is required to disclose information by applicable law, regulation or order of a governmental agency or a court of competent jurisdiction; provided, however, that such Party shall provide written notice thereof to the other Party (to the extent not prohibited by law or court order), and consult with the other Party with respect to such disclosure to the extent reasonably protectable and provide the other party reasonable opportunity to object to any such disclosure or to request confidential treatment thereof.  Notwithstanding the provisions of this Section, either Party may, to the extent necessary, disclose Confidential Information of the other Party, to any governmental or regulatory authority in connection with the development of a Product.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

9.3                                 Nondisclosure of Terms.  Each of the Parties hereto agrees not to disclose the financial terms of this Agreement to any Third Party without the prior written consent of the other Party hereto, which consent shall not be unreasonably withheld, except to such Party’s attorneys, advisors, investors and others on a need to know basis under circumstances that reasonably ensure the confidentiality thereof, or to the extent required by law.  Notwithstanding the foregoing, immediately after the execution of this Agreement, the Parties will agree upon a joint press release and the substance of information that can be used to describe the terms and conditions of this transaction, and each Party may then disclose such information without the consent of the other Party.

9.4                                 Publication.  Any manuscript by Sunesis or Biogen describing scientific results pertaining to any Development Candidate to be published or publicly disclosed, shall be subject to the prior review of the other Party at least thirty (30) days prior to submission.  Further, to avoid loss of patent rights as a result of premature public disclosure of patentable information, the receiving Party shall notify the disclosing Party in writing within thirty (30) days after receipt of any disclosure whether the receiving Party desires to file a patent application on any invention disclosed in such scientific results.  In the event that the receiving Party desires to file such a patent application, the disclosing Party shall withhold publication or disclosure of such scientific results until the earlier of (i) a patent application is filed thereon, (ii) the Parties determine after consultation that no patentable invention exists, or (iii) sixty (60) days after receipt by the disclosing Party of the receiving Party’s written notice of the receiving Party’s desire to file such patent application, or such other period as is reasonable for seeking patent protection.  Further, if such scientific results contain the information of the other Party that is subject to use and nondisclosure restrictions under this Article 9, the publishing Party agrees to remove such information from the proposed publication or disclosure.  Following the filing of any patent application within the Collaboration Technology, in the eighteen (18) month period prior to the publication of such a patent application, neither Party shall make any written public disclosure regarding any invention claimed in such patent application without the prior consent of the other Party.

ARTICLE 10
REPRESENTATIONS AND WARRANTIES

10.1                           Warranty.  Each Party represents and warrants on its own behalf and on behalf of its Affiliates that:

(i)                                     Such Party is duly organized, validly existing and in good standing under the laws of the jurisdiction in which it is organized.

(ii)                                  It has the legal power and authority to enter into this Agreement and to perform all of its obligations hereunder.

(iii)                               This Agreement is a legal and valid obligation binding upon it and enforceable in accordance with its terms.

(iv)                              All necessary consents, approvals and authorizations of all governmental authorities and other persons or entities required to be obtained by such Party in connection with this Agreement have been obtained.

(v)                                 The execution and delivery of this Agreement and the performance of such Party’s obligations hereunder (a) do not conflict with or violate any requirement of applicable laws, regulations or orders of governmental bodies; and (b) do not conflict with, or constitute a default under, any contractual obligation of such Party.  Neither Party will enter into any agreement with any Third Party that conflicts with the terms of this Agreement.

(vi)                              Each Party also represents and warrants that, to the best of its knowledge as of the Effective Date, except with respect to its Excluded Compounds and the Sunesis Core Technology, it does not own or control any patents and/or patent applications directed to small molecule inhibitors of TNF[*].

10.2                           Additional Warranty of Sunesis.  In addition, Sunesis represents and warrants that, to the best of its knowledge as of the Effective Date, the practice of the Sunesis Core Technology is not generally dominated by patent rights of a Third Party.  It is understood that Sunesis makes no representation or warranty with respect to any patent rights of Third Parties relating to the Target.

10.3                           Disclaimer.  EXCEPT AS OTHERWISE EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES ANY REPRESENTATIONS OR WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO THE COLLABORATION TECHNOLOGY, SUNESIS CORE TECHNOLOGY OR COLLABORATION COMPOUNDS OR CONFIDENTIAL INFORMATION, INCLUDING, BUT NOT LIMITED TO, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, VALIDITY OF ANY COLLABORATION TECHNOLOGY, PATENTED OR UNPATENTED, OR NONINFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 11
INDEMNIFICATION

11.1                           Biogen.  Biogen shall indemnify, defend and hold harmless Sunesis and its Affiliates and their respective directors, officers, employees, agents and their respective successors, heirs and assigns from and against any losses, costs, claims, damages, liabilities or expense (including reasonable attorneys’ and professional fees and other expenses of litigation) (collectively, “Liabilities”) resulting from any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (i) the manufacture, use, sale, handling or storage of Products, Abandoned Compounds or Mutated Targets by Biogen or its Affiliates or Sublicensees or other designees; or (ii)  the material breach by Biogen of the representations and warranties

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

made in this Agreement; except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Sunesis, negligence or intentional misconduct of Sunesis.

11.2                           Sunesis.  Sunesis agrees to indemnify, defend and hold harmless Biogen and its Affiliates and their respective directors, officers, employees, agents and their respective heirs and assigns from and against any Liabilities resulting from any claims, demands, actions or other proceedings by any Third Party to the extent resulting from: (i) any Abandoned Compounds manufactured, sold or otherwise distributed by Sunesis or its Affiliates or Sublicensees or other designees, or (ii) the material breach by Sunesis of its representations and warranties made in this Agreement; except, in each case, to the extent such Liabilities result from a material breach of this Agreement by Biogen, negligence or intentional misconduct of Biogen.

11.3                           Procedure.  If a Party (the “Indemnitee”) intends to claim indemnification under this Section 11, it shall promptly notify the other Party (the “Indemnitor”) in writing of any claim, demand, action or other proceeding for which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have the right to participate in, and, to the extent the Indemnitor so desires, to assume the defense thereof with counsel mutually satisfactory to the Parties; provided, however, that an Indemnitee shall have the right to retain its own counsel, with the fees and expenses to be paid by the Indemnitor, if representation of such Indemnitee by the counsel retained by the Indemnitor would be inappropriate due to actual or potential differing interests between the Indemnitee and any other Party represented by such counsel in such proceeding.  The obligations of this Section 11 shall not apply to amounts paid in settlement of any claim, demand, action or other proceeding if such settlement is effected without the consent of the Indemnitor, which consent shall not be withheld or delayed unreasonably.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve the Indemnitor of any obligation to the Indemnitee under this Section 11.  The Indemnitee, its employees and agents, shall reasonably cooperate with the Indemnitor and its legal representatives in the investigation of any claim, demand, action or other proceeding covered by this Section 11.

ARTICLE 12
TERM AND TERMINATION

12.1                           Term.  The term of this Agreement shall commence on the Effective Date, and shall continue in full force and effect on a country-by-country, Product-by-Product and Abandoned Compound-by-Abandoned Compound basis until the later of (i) completion of the Research Program, including any extensions thereof, or (ii) until expiration of both Parties’ royalty payment obligations in such country with respect to such Products, in each case unless earlier terminated as provided in this Article 12.

12.2                           Termination for Breach.  Either Party to this Agreement may terminate this Agreement in the event the other Party hereto shall have materially breached or defaulted in the performance of any of its material obligations hereunder, and such default shall have continued for sixty (60) days after written notice thereof was provided to the breaching Party by the non-breaching Party.  Any termination shall become effective at the end of such sixty (60) day period unless the breaching Party has cured any such breach or default prior to the expiration of the sixty (60) day period.

12.3                           Termination For Bankruptcy.  Either Party hereto shall have the right to terminate this Agreement forthwith by written notice to the other Party (i) if the other Party is declared insolvent or bankrupt by a court of competent jurisdiction, (ii) if a voluntary or involuntary petition in bankruptcy is filed in any court of competent jurisdiction against the other Party and such petition is not dismissed within ninety (90) days after filing, (iii) if the other Party shall make or execute an assignment of substantially all of its assets for the benefit of creditors, or (iv) substantially all of the assets of such other Party are seized or attached and not released within ninety (90) days thereafter.

12.4                           Termination for Convenience by Biogen.  Provided that Biogen is not in breach of this Agreement, Biogen will have the right to terminate this Agreement at any time, by providing Sunesis written notice at least thirty (30) days in advance.

12.5                           Effect of Breach or Termination.

12.5.1                  Accrued Rights and Obligations.  Termination of this Agreement for any reason shall not release either Party hereto from any liability which, at the time of such termination, has already accrued to the other Party or which is attributable to a period prior to such termination nor preclude either Party from pursuing any rights and remedies it may have hereunder or at law or in equity with respect to any breach of this Agreement.

12.5.2                  Collaboration Technology.  In the event of termination of this Agreement for any reason or in the event of expiration of this Agreement, upon such termination or expiration:

(a)                                  Biogen Collaboration Patents and Biogen Collaboration Know-How.  Sunesis shall assign and hereby assigns to Biogen all right, title and interest in and to its interest in the Biogen Collaboration Patents and Biogen Collaboration Know-How;

(b)                                 Sunesis Collaboration Patents and Sunesis Collaboration Know-How.  Biogen shall assign and hereby assigns to Sunesis all right, title and interest in and to its interest in the Sunesis Collaboration Patents and Sunesis Collaboration Know-How; and

(c)                                  Joint Collaboration Patents and Joint Collaboration Know-How.  Biogen shall assign and hereby assigns to Sunesis a joint ownership interest in and to the Joint Collaboration Patents and Joint Collaboration Know-How.  Sunesis shall assign and hereby assigns to Biogen a joint ownership interest in and to the Joint Collaboration Patents and Joint Collaboration Know-How.  The laws of the United States with respect to joint ownership of inventions shall apply in all jurisdictions; accordingly, except as expressly provided in this Agreement, neither Party shall have any obligation to account to the other for profits, or to obtain any approval of the other Party to license or exploit Collaboration Technology, by reason of joint ownership thereof.

12.5.3                  Termination by Biogen for Breach by Sunesis.  In the event of termination of this Agreement by Biogen pursuant to Section 12.2 due to Sunesis’ material breach, or Section 12.3 for Sunesis’ bankruptcy, in addition to those provisions surviving under Section 12.6, the obligation of Sunesis under Section 2.7 and 2.8 shall survive for one year after the effective date of termination, and the rights and obligations of the Party’s under Sections 4.1, 4.2, 4.3, 4.4, 5.4,

5.5, 5.6, 5.7, 8.2 and 8.3 shall survive, except that (i) with respect to the milestone and royalty amounts specified in Sections 5.4, 5.5, 5.6, commencing upon such termination and continuing thereafter, shall be reduced by fifty percent (50%).  In addition to the foregoing, Biogen’s obligation to extend and Sunesis’ right to receive additional funds under the Credit Facility Agreement shall terminate.  In addition, upon such termination, Sunesis’ obligations, but not Biogen’s obligations, under Section 2.4 shall continue for the remaining period that the Exclusivity Period would have been had no termination occurred.

12.5.4                  Termination by Sunesis for Breach by Biogen.  In the event of termination of this Agreement by Sunesis pursuant to Section 12.2 due to Biogen’s breach, or Section 12.3 for Biogen’s bankruptcy, in addition to those provisions surviving under Section 12.6, Section 5.7 shall survive with respect to the license and rights granted to Sunesis under this Section 12.5.4.  In addition to the foregoing, upon such termination the following shall apply:

(a)                                  Sunesis Collaboration Patents and Sunesis Collaboration Know-How shall cease to be within the Collaboration Technology (including for the purposes of this Section 12.5.4); and such Sunesis Collaboration Patents and Sunesis Collaboration Know-How shall be deemed Confidential Information of Sunesis (i.e., to the same extent as if such information has been first disclosed to Biogen by Sunesis under this Agreement, subject to the Confidentiality Exceptions);

(b)                                 Subject to Section 4.2.3 above, Biogen shall grant and hereby grants to Sunesis a worldwide, irrevocable, exclusive license, with the right to grant and authorize sublicenses, under the Biogen Collaboration Patents and Biogen Collaboration Know-How, under Biogen’s interest in the Joint Collaboration Patents and Joint Collaboration Know-How, and a non-exclusive right under other intellectual property rights owned or controlled by Biogen to practice and otherwise exploit the Collaboration Technology and to make, have made, import, use, sell, offer to sell and otherwise exploit any and all Compounds and Abandoned Compounds that modulate the activity of a Target (hereinafter, such compounds shall be deemed “Sunesis Compounds”;

(c)                                  Sunesis agrees to pay to Biogen a reverse royalty equal to [*] percent ([*]%) on aggregate Net Sales by Sunesis, its Affiliates or its Sublicensees of Sunesis Compounds, where the manufacture, sale or use of such Sunesis Compound is covered by a Valid Claim for the period specified in Section 5.7 above.  For purposes of determining the term of Sunesis’ royalty obligations, the Valid Claim referred to above shall be limited to Valid Claims of the Collaboration Patents;

(d)                                 Biogen’s obligations, but not Sunesis’ obligations, under Section 2.4 shall continue for the remaining time period that the Research Term would have been had no termination occurred (subject to Biogen’s rights under Section 2.8 above);

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)                                  The Parties’ rights and obligations, under Sections 2.9 and 8.1.3 shall survive;

(f)                                    Sunesis shall have final authority with respect to decisions made by the Joint Patent Committee under Section 8.2.2; and

(g)                                 Sunesis shall have the right, at its discretion, to take any legal action to enforce and defend the Collaboration Technology against any Subject Infringement, including entering into settlement thereof, and to retain all monetary rewards and settlement payments received therefrom.

12.5.5                  Termination by Biogen for Convenience.  In the event of termination of this Agreement by Biogen pursuant to Section 12.4, in addition to those provisions surviving under Section 12.6, Section 5.7 shall survive with respect to the license and rights granted to Sunesis and Biogen under this Section 12.5.5.  In addition to the foregoing, upon such termination the following shall apply:

(a)                                  Biogen shall have a worldwide, exclusive license under the Biogen Collaboration Patents and Biogen Collaboration Know-How, and Sunesis hereby grants to Biogen a worldwide, non-exclusive license under the Joint Collaboration Patents and Joint Collaboration Know-How, in each case, with the right to grant and authorize sublicenses, to make, have made, use, import, offer for sale and sell Compounds for any purpose, alone or as incorporated into a product, subject to the milestone payment and royalty obligations under Article 5.

(b)                                 Subject to Section 4.2.3, Sunesis shall have a worldwide, exclusive license under the Sunesis Collaboration Patents and Sunesis Collaboration Know-How, and Biogen hereby grants to Sunesis a worldwide, non-exclusive license under the Joint Collaboration Patents and Joint Collaboration Know-How, in each case, with the right to grant and authorize sublicenses, to make, have made, use, import, offer for sale and sell Compounds for any purpose, alone or as incorporated into a product, subject to the royalty obligations under Section 12.5.5(c) below.

(c)                                  Sunesis agrees to pay to Biogen a royalty equal to [*] percent ([*]%) on aggregate Net Sales by Sunesis, its Affiliates or its Sublicensees of Compounds, where the manufacture, sale or use of such Compound is covered by a Valid Claim for the period specified in Section 5.7 above.  For purposes of determining the term of Sunesis’ royalty obligations, the Valid Claim referred to above shall be limited to Valid Claims of the Joint Collaboration Patents and Sunesis Collaboration Patents; and

(d)                                 The Parties’ rights and obligations, under Sections 2.9 and 8.1.3 shall survive;

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(e)                                  Preparation, filing, prosecution and maintenance of patents and patent applications within:

(i)                                     The Biogen Collaboration Patents shall be controlled by Biogen’s at its sole discretion and expense;

(ii)                                  The Sunesis Collaboration Patents shall be controlled by Sunesis’ at its sole discretion and expense; and

(iii)                               The Joint Collaboration Patents shall be controlled as follows:  Biogen shall have the first right to control the preparation, filing, prosecution and maintenance of the patents and patent applications within the Joint Collaboration Patents, at its expense, using patent counsel mutually agreeable to Sunesis.  Sunesis shall be given the opportunity to review Biogen’s activities and provide input thereto.  Biogen shall in good faith consider including in such patent applications such claims as Sunesis reasonably requests.  Biogen shall keep Sunesis reasonably informed as to the status of such patent matters , including without limitation, by promptly providing Sunesis the opportunity to review and comment on any documents relating to Joint Collaboration Patents which will be filed in any patent office as soon possible but in all cases at least five (5) business days before such filing, and promptly providing Sunesis copies of any documents relating to Joint Collaboration Patents which Biogen receives from such patent offices, including notice of all interferences, reissues, reexaminations, oppositions or requests for patent term extensions.  In the event that Biogen declines to file or, having filed, declines to further prosecute and maintain any claims within any patent applications or patents subject to this Section 12.5.5(e)(iii), Biogen shall provide Sunesis notice thereof prior to the expiration of any deadline relating to such activities, but in any event at least thirty (30) days prior notice, and Sunesis shall have the right to file, prosecute and maintain such patent applications or patents in the name of Sunesis, at Sunesis’ expense, using counsel of its choice.

(f)                                    Enforcement of the patents and patent applications

(i)                                     within the Biogen Collaboration Patents shall be controlled by Biogen’s at its sole discretion and expense.  Biogen shall have the right, at its discretion, to take any legal action to enforce and defend the Biogen Collaboration Patents against any infringement, including entering into settlement thereof, and to retain all monetary rewards and settlement payments received therefrom.

(ii)                                  within the Sunesis Collaboration Patents shall be controlled by Sunesis’ at its sole discretion and expense.  Sunesis shall have the right, at its discretion, to take any legal action to enforce and defend the Sunesis Collaboration Patents against any infringement, including entering into settlement thereof, and to retain all monetary rewards and settlement payments received therefrom.; and

(iii)                               within the Joint Collaboration Patents shall be governed by the terms of Section 8.3; provided it is understood and agreed that the terms of Section 8.3 shall only apply with respect to patents and patent applications within the Joint Collaboration Patents.

(g)                                 To the extent the Agreement is terminated by Biogen, such that the effective date of termination occurs at any time after the April 1, 2004 but prior to July 1, 2005

(unless the Research Term is extended pursuant to Section 2.3, then July 1, 2006), then Biogen shall be obligated to pay Sunesis a termination fee equal to the next quarters maintenance fee that would have otherwise been due under Section 5.3.2 but for such termination less a prorata amount of the maintenance fee already received by Sunesis in the calendar quarter in which the date of notice of such termination occurred.  By way of example, if the date of notice of termination occurred on May 1, 2004, Biogen shall pay to Sunesis $357,500 less $238,333 (i.e., as the date of notice of termination occurred at the end of the first month of the calendar quarter, Sunesis shall have been deemed to have already received two months worth of the maintenance fee).

12.5.6                  Transition of Information and Materials.  With respect to a Party’s obligation to transition Collaboration Technology, information and material with respect to a particular compound, each Party shall cooperate fully (and cause its Affiliates to cooperate fully) with the other Party to facilitate a smooth and prompt transition of Collaboration Technology, information and materials that are necessary or useful for the receiving Party to further research, develop, or otherwise exploit such target and compounds in the Field.

12.6                           Survival Sections.  Sections 4.2.3, 4.4, 5.3.1, 5.3.2, 5.3.3, 5.7, 8.1.2, 12.5 and 12.6, and Articles 1, 6, 9, 10, 11, 13 and 14 of this Agreement shall survive the expiration or termination of this Agreement for any reason.

ARTICLE 13

DISPUTE RESOLUTION

13.1                           Arbitration.  If the Parties are unable to reach agreement pursuant to Sections 2.8, 3.5 or 7.3, upon written request by either Party such dispute will be conducted by binding arbitration in English pursuant to the International Commercial Arbitration Rules of the American Arbitration Association for Large, Complex Cases then in effect in accordance with this Section 13.1.  Notwithstanding those rules, the following provisions shall apply.  The arbitration shall be conducted by one (1) arbitrator.  In such arbitration, the arbitrator shall be an independent expert in worldwide pharmaceutical and biotechnology product development (including clinical development and regulatory affairs) mutually acceptable to the Parties.  If the Parties are unable to agree on an arbitrator, the arbitrator shall be an independent expert as described in the preceding sentence selected by the chief executive of the San Francisco office of the American Arbitration Association.  Each Party to the arbitration shall prepare a written report setting forth it position or proposal with respect to the dispute, and shall submit such report to the arbitrator within the later of (i) three months following a request by any Party for such arbitration, or (ii) ten days after selection of such arbitrator.  The costs of such arbitration, and the direct expenses of both Parties in connection with such arbitration, shall be borne by the losing Party.  Any such arbitration shall be completed within six (6) months following a request by any Party for such arbitration.

13.2                           Injunctive Relief.  This Article  13 shall not be construed to prohibit either Party from seeking preliminary or permanent injunctive relief, restraining order or degree of specific performance in any court of competent jurisdiction to the extent not prohibited by this Agreement.  For avoidance of doubt, any such equitable remedies provided under this Article 13 shall be cumulative and not exclusive and are in addition to any other remedies, which either Party may have under this Agreement or applicable law.

13.3                           Matters to Proceed to Court.  Notwithstanding the foregoing, any dispute relating to the determination of validity of a Party’s patents or other issues relating solely to a Party’s intellectual property and any dispute asserting breach of this Agreement or of the representations and warranties made hereunder shall be submitted exclusively to the federal court in Delaware, and the Parties hereby consent to the jurisdiction and venue of such court.

ARTICLE 14
MISCELLANEOUS

14.1                           Governing Laws.  This Agreement and any dispute arising from the construction, performance or breach hereof shall be governed by and construed, and enforced in accordance with, the laws of the state of Delaware, without reference to conflicts of laws principles.

14.2                           Waiver.  It is agreed that no waiver by either Party hereto of any breach or default of any of the covenants or agreements herein set forth shall be deemed a waiver as to any subsequent and/or similar breach or default.

14.3                           Assignment.  This Agreement shall not be assignable by either Party without the written consent of the other Party hereto, except either Party may assign this Agreement, without such consent, to an entity that acquires all or substantially all of the business or assets of such Party whether by merger, reorganization, acquisition, sale, or otherwise; provided, however, that the assignee shall agree in writing to be bound by the terms and conditions of this Agreement.

14.4                           Independent Contractors.  The relationship of the Parties hereto is that of independent contractors.  The Parties hereto are not deemed to be agents, partners or joint venturers of the others for any purpose as a result of this Agreement or the transactions contemplated thereby.

14.5                           Compliance with Laws.  In exercising their rights under this license, the Parties shall fully comply in all material respects with the requirements of any and all applicable laws, regulations, rules and orders of any governmental body having jurisdiction over the exercise of rights under this license including, without limitation, those applicable to the discovery, development, manufacture, distribution, import and export and sale of Products pursuant to this Agreement.

14.6                           Patent Marking.  Biogen agrees to mark Sublicensees mark all Products sold pursuant to this Agreement in accordance with the applicable statute or regulations relating to patent marking in the country or countries of manufacture and sale thereof.

14.7                           Notices.  All notices, requests and other communications hereunder shall be in writing and shall be personally delivered or by registered or certified mail, return receipt requested, postage prepaid, in each case to the respective address specified below, or such other address as may be specified in writing to the other Parties hereto and shall be deemed to have been given upon receipt:

Sunesis:	Sunesis Pharmaceuticals, Inc.
341 Oyster Point Boulevard
South San Francisco, California 94080
Attn: Chief Executive Officer
Fax: (650) 266-3505

With a copy to:	Wilson Sonsini Goodrich & Rosati
Professional Corporation
650 Page Mill Road
Palo Alto, California 94304-1050
Attn: Kenneth A. Clark, Esq.
Fax: (650) 493-6811

Biogen	Biogen, Inc.
14 Cambridge Center
Cambridge, MA 02141
Attn: Associate Director, Research Operations
Fax: (617)-679-

With a copy to:	Biogen, Inc.
14 Cambridge Center
Cambridge, MA 02141
Attn: General Counsel
Fax: (617)-679-2838

14.8                           Severability.  In the event that any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable or void, this Agreement shall continue in full force and effect to the fullest extent permitted by law without said provision, and the Parties shall amend the Agreement to the extent feasible to lawfully include the substance of the excluded term to as fully as possible realize the intent of the Parties and their commercial bargain.  If a Party seeks to avoid a provision of this Agreement by asserting that such provision is invalid, illegal or otherwise unenforceable, the other Party shall have the right to terminate this Agreement upon sixty (60) days’ prior written notice to the asserting Party, unless such assertion is eliminated and cured within such sixty (60) day period.  If Biogen has sought to so avoid a provision of this Agreement, such termination shall be deemed a termination by Biogen under Section 12.4 above, and if Sunesis has sought such an avoidance, such termination shall be deemed a termination for breach by Sunesis under Section 12.2 above.

14.9                           Advice of Counsel.  Sunesis and Biogen have each consulted counsel of their choice regarding this Agreement, and each acknowledges and agrees that this Agreement shall not be deemed to have been drafted by one Party or another and will be construed accordingly.

14.10                     Performance Warranty.  Each Party hereby warrants and guarantees the performance of any and all rights and obligations of this Agreement by its Affiliates and Sublicensees.

14.11                     Complete Agreement.  This Agreement with its Exhibits, constitutes the entire agreement, both written and oral, between the Parties with respect to the subject matter hereof, and all prior agreements respecting the subject matter hereof, either written or oral, express or implied, shall be abrogated, canceled, and are null and void and of no effect.  No amendment or change hereof or addition hereto shall be effective or binding on either of the Parties hereto unless reduced to writing and executed by the respective duly authorized representatives of Sunesis and Biogen.

14.12                     Consultation.  If an unresolved dispute arises out of or relates to this Agreement, or the breach thereof, either Party may refer such dispute to the Chief Executive Officer of Biogen and the Chief Executive Officer of Sunesis, who shall meet in person or by telephone within thirty (30) days after such referral to attempt in good faith to resolve such dispute.  If such matter cannot be resolved by discussion of the Chief Executive Officer of Biogen and the Chief Executive Officer of Sunesis within such thirty (30) days period (as may be extended by mutual agreement), either Party shall be entitled to seek relief in any court of competent jurisdiction.

14.13                     Headings.  The captions to the several Sections and Articles hereof are not a part of this Agreement, but are included merely for convenience of reference and shall not affect its meaning or interpretation.

14.14                     Counterparts.  This Agreement may be executed in counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same agreement.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed by their authorized representatives and delivered in duplicate originals as of the Effective Date.

BIOGEN, INC.	SUNESIS PHARMACEUTICALS, INC.

By:	By:

Name:	Name:

Title:	Title:

EXHIBIT 1.9.1

Active Compound Criteria

A.                                    TNF[*]

Either

1.               In vitro receptor binding affinity: Ki[*], and

2.               Selectivity profiling: [*]fold selectivity over relevant [*] and [*].

Or

3.               In vitro receptor binding affinity: [*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.9.2

[*]Compound Criteria

A.                                    TNF[*]

1.                                       In vitro receptor binding affinity: Ki[*]

2.                                       Aqueous solubility [*]

3.                                       Stability in human plasma, liver microsomes [*]% after 1 hour

4.                                       Molecular weight [*] Daltons

5.                                       Selectivity profiling: [*]fold selectivity over relevant [*] and [*]

6.                                       Activity in cell-based functional assay likely due to desired MOA: IC50 cytotoxicity / IC50 functional assay [*]

7.                                       SAR based on [*] comparable compounds in a series

8.                                       Optimization potential based on (i) [*] and (ii) [*]

9.                                       Oral bioavailability in [*]%

10.                                 Acceptable outcome in a screen of a panel of [*] receptors and/or enzymes.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.9.3

[*] Candidate Criteria

A.                                    TNF[*]

1.                                       In vitro receptor binding affinity: Ki[*]

2.                                       Activity in a functional assay using human primary cells: IC50 [*]

3.                                       In vivo activity in a relevant animal model: ED50 [*]

4.                                       Absolute oral bioavailability [*]% in rats

5.                                       No significant interaction with cytochrome P450 at [*]

6.                                       At least 1000-fold selective over relevant [*] and [*]

7.                                       Ames test, gene profiling negative

8.                                       Acute toxicology acceptable

9.                                       In vitro metabolism verified and acceptable

10.                                 Patentability assessed and viable

11.                                 Purity [*]%

12.                                 Acceptable outcome in screen of [*] or more enzymes and/or receptors

13.                                 Pharmacokinetic properties of the compounds in rat and other relevant species predict sufficient exposure for efficacy in humans in clinically relevant doses and schedules

14.                                 [*] criteria:

a.               Physical-chemical properties: aqueous solubility [*], pH stability, salt potential, lack of hygroscopicity

b.              [*]

c.               Synthetic complexity evaluation (liquid-phase synthesis, gram or multigram scale, step number and yield; non-chromatographic purification; bulk availability and cost of commercial raw materials; preliminary evaluation of chemical hazardness and environmental toxicity of reactants/reagents)

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.22

TARGETS

A.                                    Primary Target

(i)                                     “TNF[*] TNF” shall mean the protein encoded by the gene specified by GenBank accession number [*]

B.                                    Secondary Targets

1.                                      First Tier Targets

(i)                                     “[*]” shall mean the protein encoded by the gene specified by GenBank accession number [*]

(ii)                                  “[*]” shall mean the protein encoded by the gene specified by GenBank accession number [*]

(iii)                               “[*]” shall mean the protein encoded by the gene specified by GenBank accession number [*]

(iv)                              “[*]” shall mean the protein encoded by the gene specified by GenBank accession number [*]

(v)                                 “[*]” shall mean the protein encoded by the gene specified by GenBank accession number [*]

(vi)                              “[*]” shall mean the protein encoded by the gene specified by GenBank accession number [*]

2.                                      Second Tier Un-named Targets

(i)                                     “              ” shall mean

(ii)                                  “              ” shall mean

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 1.28

Sunesis Core Technology

Sunesis No.	Serial No.	Title	Inventors
UC-100	US 09/049,754	Pharmacophore Recombination For the Identification of Small Molecule Drug Lead Compounds	John Ellman Ingrid Choong
UC-100 AU	32113/99	Pharmacophore Recombination For the Identification of Small Molecule Drug Lead Compounds	John Ellman Ingrid Choong
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
SU-100	US 09/105,372	Methods for Rapidly Identifying Small Organic Molecule Ligands for Binding to Biological Target Molecules	Jim Wells Dan Erlanson Andrew C. Braisted
[*]	[*]	[*]	[*]
SU-100 D1C1	US 10/043,833	Methods for Rapidly Identifying Small Organic Molecule Ligands for Binding to Biological Target Molecules	Jim Wells Dan Erlanson Andrew C. Braisted
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.2

RESEARCH PLAN

Overview of Research Plan

During approximately the first [*] of the collaboration the Research Plan has two elements: (a) An aggressive [*] effort on TNF[*] (the “Primary Target”) that continues and expands upon the work that Sunesis has [*] on this target.  (b) Initiation of new [*] efforts on three “[*] Tier Targets”, comprising [*] and [*] additional targets to be chosen from among the following: [*] and [*].  It is expected that work on TNF[*] and on [*] will start immediately after initiation of the collaboration.  Work on the remaining [*] targets will start following their [*] from the [*] given above, this [*] to take place within approximately [*] after the start of the collaboration.

After approximately [*], it is expected that the [*] effort for the Primary Target, TNF[*], will have progressed to the point where bona fide [*] will have been developed.  At the point this goal is met, a full [*] effort on TNF[*] will be launched that will continue to [*] of the agreement and beyond.  If no [*] for TNF[*] have been identified after approximately [*], or if the JRC shall decide at some other point that success against this target is not sufficiently likely to warrant continued work on it, [*] efforts on this target will be discontinued.

After approximately [*], it is also expected that initial [*] will have been completed for the [*] Tier Targets.  At this point, progress on the [*] Tier Targets will be assessed to evaluate which of them are sufficiently promising to warrant continued [*] efforts.  [*] efforts will then continue on the [*] Tier Target(s) judged by the JRC to be most promising (which will at that point be added to the Field as a [*]), with the stipulation that the overall work-plan across all [*] Targets will be commensurate with the contractually-designated level of resources assigned to the collaboration at each site, or such additional resources as the JRC shall choose to fund.

Research Plan for [*]

(a)                                  [*] for TNF[*]

A full analysis of the results of the [*] already done by Sunesis will allow several activities to begin immediately after the collaboration is initiated.  These are: (i) [*] and [*] for any promising hits generated by the initial [*].  (ii) [*] of hits from the initial [*] (i.e. [*] of [*] into [*] using approaches such as [*] or [*] of the [*] and [*]).  (iii) The [*], [*] and [*] of new collections of [*] that explore areas of [*] space suggested by the initial [*] results or that attempt to optimize [*]and [*] to achieve better quality [*].  (iv) The [*] and [*] of additional [*] of TNF[*] to explore regions of the [*] that the initial [*] suggests are of particular interest.

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

As iterative cycles of [*] and [*] advancement progress, [*] work and other [*] or [*] approaches will be employed to obtain [*] information on TNF[*] of interest.  [*] and [*] approaches will be used to guide a [*] effort to embellish the [*] of [*] and to [*] together.  The goal will be to develop preliminary [*] compounds that are sufficiently potent to be detected by conventional TNF[*] and TNF[*], which are to be developed on a timeframe dictated by the progress of the [*] and [*] efforts.  The activity of these preliminary [*] compounds will be optimized by [*] guided by [*] generated using these [*] and [*] assays.  Some in vitro biochemical work will also be done at both sites to develop methods to establish the [*] (binding [*], [*], [*], etc.) for the [*] being developed.

Major milestones for this part of the collaboration will be (i) identification of the first [*] that meet predefined quality criteria, (ii) generation of the first [*] of a [*] to a potentially important [*] on TNF[*], (iii) generation of the first compound that is active in the TNF[*], and (iv) generation of bona fide lead compounds that meet the criteria defined in the contract.  The expectations for this part of the project are to meet goals (i) and (ii) after approximately [*], goal (iii) by approximately [*], and goal (iv) by approximately [*] into the collaboration.

Work on these activities will be distributed between Biogen and Sunesis as follows: [*] and [*] of TNF[*], and also [*] and [*] measurements using the Sunesis [*], will take place exclusively at Sunesis.  [*] of new [*] and of new [*] will be shared between the two sites.  [*] of new monophores will also take place at both sites, but with the bulk of the chemistry effort taking place at Biogen.  [*] of TNF[*] will take place at Sunesis.  Development of protein-based TNF[*] binding and TNF[*] will be shared between the two sites.

A GANTT chart illustrating timelines for the key activities for this part of the collaboration is shown in Figure 1. Consistent with the Research Plan, after [*] is performed and substantial [*] has occurred, a key [*] will be reached. If the JRC determines that the [*] are of [*], then efforts will proceed to develop them into TNF [*] and then further into [*] (by month [*]). If the JRC determines that the [*] are of insufficient quality to warrant further efforts, all TNF [*] will be [*] to the [*] Tier Targets effort at that time.

(b)                                  [*] for [*] “[*] Tier Target [*]”, and for [*] Tier Targets [*] and [*].

Work on [*] (“[*] Tier Target [*]”) will start upon initiation of the collaboration.  Production of the [*] required for both the [*] and [*] work will be done at Biogen.  The preparation of the [*] and the [*] will be done at Sunesis. The plan calls for an [*] (ca. [*]) of [*]work on [*], to determine the best [*] and [*] ([*] or [*]) for producing the [*].  At the same time, an [*] of [*] for [*] will be designed through collaboration of scientists

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

at both sites.  Once a suitable approach has been chosen, an [*] of [*] will be made, [*] and [*] at Biogen.  These [*] will be sent to Sunesis for [*] against the Sunesis [*] plus additional [*] of [*] to these targets that may be [*] and [*] at either site. Sunesis will purchase and install a [*] within the first [*] months of the Research Term for [*] of targets in the Research Plan.

Production of the [*] required for both the [*] and [*] work of [*] Tier Targets [*] and [*] will also be done at Biogen.  The preparation of the [*] and the actual [*] will be done at Sunesis. Work at Biogen on [*] for the preparation of [*] Tier Target [*] and 1st Tier Target [*] will be started immediately upon final selection of these two targets from among the molecules [*] and [*].  The initial panel of mutants of [*] Tier Targets [*] and [*] will be [*] and sent to Sunesis as they become available, on a schedule designed to maintain Sunesis’ [*] across all targets at a [*] that is manageable within the [*] of [*] in the contract.  Initial [*] results on each target will lead to the [*] and [*] of additional rounds of [*], and of [*] to be [*].  If [*] Tier Target [*] and/or [*] include one or both of [*] and [*], the [*] of these proteins may be produced at Biogen by [*] or by [*] rather than by [*], to allow for [*] of [*] through [*] of [*] to ensure [*].  As with [*], an initial period of proof-of-concept work will be required to establish [*] for the [*] and [*] of [*] of [*] Tier Targets [*] and [*].  The design of the initial panels of [*] or [*] will take place concurrently with this proof-of-concept work, by collaboration between scientists at the two sites.  Subsequent rounds of [*] will be [*] and made in the same fashion.

[*] of [*] tier targets will follow the bulk of the TNF [*] effort. This effort will occur sequentially to the extent that is practical, with [*] being [*] first, [*] tier target [*] 2nd, and [*] tier target [*] 3rd.  However, the [*] effort will adapt to accommodate the availability of the different [*] of [*] as resources permit.  With these targets too, as iterative [*] of [*] and [*] advancement progress, [*] work and other [*] or [*] approaches will be employed to obtain [*] on [*] of interest.  For any of these targets [*] determinations and [*] of [*] may play an important role.  This [*] work will be done at Biogen.  [*] and [*] approaches will be used to guide a chemistry effort to advance the [*] to [*] by [*] and [*].  As with TNF[*], the ultimate goal if any [*] Tier Target(s) are added to the Field as [*] Targets will be to develop preliminary [*] compounds that are sufficiently [*] to be [*] by [*] and [*], to be developed on a timeframe dictated by the progress of the [*] and [*] efforts.  The activity of these preliminary [*] compounds will be [*] by [*] guided by [*] data generated using these [*] and [*].  Some [*] work will also be done at both sites to develop methods to establish the [*] of [*] ([*], etc.) for the [*] being developed.

A major milestone for this part of the collaboration will be (i) [*] of [*] and establishment of [*] leading to the [*] of the [*] of [*] of [*] and of [*] Tier targets [*] and [*], leading to the key milestone of [*] of [*] against each of these targets.  For each of the [*] Tier Targets, additional milestones during the initial [*] months of the Research Term will be

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(ii) [*] of the first [*] hits that meet [*], and (iii) generation of the first [*] of a [*] hit [*] to a potentially important [*].  The expectations for this part of the project are, for [*] Tier Target [*], to meet goal (i) by approximately [*] months, and goal (ii) by approximately [*] months and for [*] Tier Targets [*], and [*] to achieve Goal (i) by approximately [*] months and Goal (ii) by approximately [*] months

A GANTT chart illustrating timelines for the key activities for the work on [*]Tier Targets [*], during months [*] is shown in Figure 1.

The approximate total resources required for months [*], including all the work on TNF[*], [*], and [*] Tier Targets [*] and [*] described above, is shown in table I (below).

Research Plan for months [*]

At the point at which a bona fide [*] compound [*] has been [*] for at [*] of the [*] targets, a [*] effort will be initiated on that target.  It is expected that this [*] will proceed up to and beyond the [*] months that are the [*] term of the collaboration.  While [*] on TNF[*] or another [*] target is in progress, it is envisioned that earlier-stage [*] activities on one or several of the other collaboration targets may continue in [*] subject to the available resources, if in the judgment of the JSC such activities are warranted and if Biogen elects to include such target as a [*] Target.  The major activities for months [*] will therefore be as follows:

A [*] effort comprising ca. [*] individuals will work to develop [*] for the [*] series and to optimize the [*] and [*] and other key properties of the molecule to the point at which a [*] has been developed.  This [*] will be supported by (i) [*] and [*], to generate the panel of [*] and [*] required to [*] the compounds, and to perform these [*] on the compounds that are generated by the [*] effort; (ii) [*] and [*] and [*], to provide [*] approaches to [*]; (iii) [*], to establish [*] and [*] for key compounds; and (iv) [*], to perform [*] to test for activity against the target [*].  Some biological work to establish [*] and other [*] for the compounds will be required as the project evolves.  [*] work will also continue, to establish the [*] of [*] ([*], etc.) for the [*] being developed.  Continued [*] activities on [*] of the [*] collaboration targets will likely proceed [*] with the above, with the [*] (though not the [*]) of [*] being as shown in the Research Plan for months [*] (above).

Most of the [*] work will be done at Biogen.  This will include (i) the [*], (ii) [*], (iii) [*] of [*] of different [*] with the target protein for [*], (iv) [*] models, and (v) [*] using [*] assays.  Efforts at Sunesis will focus on [*] Target(s), and on utilizing Sunesis’ [*] to support [*] efforts on the [*] target.

The major milestones for this phase of the project are (i) achievement of compounds with [*] and [*] in [*] assays that [*], (ii) achievement of compounds with [*] the target [*],

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

(iii) achievement of compounds with [*] in [*] of disease.  It is not expected that the milestone of achieving a [*] will occur [*] the first [*] months of the collaboration.

The approximate resources required for the stage of the project from months [*] are shown in Table [*].  It should be noted that these resource estimates are for [*] for a [*] target protein.  If [*] are found for [*] targets, resources to [*] these [*] into [*] would be [*] to those shown in Table [*].

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Figure 1

			Qtr 1, 2003			Qtr 2, 2003			Qtr 3, 2003			Qtr 4, 2003			Qtr 1, 2004			Qtr 2, 2004			Qtr 3, 2004
ID	Task Name	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug	Sep	Oct	Nov	Dec	Jan	Feb	Mar	Apr	May	Jun	Jul	Aug
1	TNF Project (Month [*])	[*]	[*]
2	[*]		[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
3	[*]		[*]
4	[*]		[*]	[*]	[*]
5	[*]		[*]	[*]	[*]	[*]	[*]
6	[*]		[*]	[*]	[*]	[*]	[*]	[*]
7	[*]			[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
8	[*]										[*]	[*]
9	[*]									[*]	[*]
10	[*]											[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
11	[*]											[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
12	[*]											[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
13	[*]													[*]	[*]
14	[*]																			[*]	[*]
15	[*]	[*]	[*]
16	[*]		[*]
17	[*]			[*]	[*]	[*]	[*]	[*]
18	[*]						[*]	[*]	[*]	[*]
19	[*]									[*]	[*]
20	[*]											[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
21	[*]											[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]	[*]
22	[*]			[*]	[*]
23	[*]			[*]	[*]
24	[*]				[*]		[*]	[*]	[*]	[*]
25	[*]									[*]	[*]	[*]	[*]	[*]	[*]
26	[*]														[*]	[*]
27	[*]																[*]	[*]	[*]	[*]
28	[*]																[*]	[*]	[*]	[*]
29	[*]																			[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Part A:  [*] for TNF:

	Q1	Q2	Q3	Q4	Q5	Q6

[*]	[*]
[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]
[*]	[*]	[*]	[*]	[*]
[*]			[*]	[*]	[*]	[*]
[*]	[*]	[*]
[*]			[*]	[*]	[*]	[*]
[*]			[*]	[*]
[*]				[*]	[*]	[*]
[*]					[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Part B:  [*] for [*]:

		Q1	Q2	Q3	Q4	Q5	Q6

	[*]	[*]
	[*]	[*]	[*]
	[*]	[*]	[*]
[*]
	[*]		[*]
	[*]		[*]	[*]	[*]
	[*]			[*]	[*]
	[*]			[*]	[*]	[*]	[*]
	[*]			[*]	[*]	[*]	[*]
	[*]			[*]	[*]	[*]	[*]
	[*]				[*]
	[*]					[*]	[*]
[*]
	[*]	[*]	[*]	[*]	[*]	[*]	[*]
[*]
	[*]	[*]	[*]
	[*]			[*]	[*]	[*]	[*]
	[*]					[*]
	[*]						[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Table I:  [*] for Months [*] (by activity)

Activities (Months [*])	[*] (BIOGEN)	[*] (SUNESIS)
[*]
[*]	[*] [*]	[*]
[*] [*]	[*]	[*]
[*] [*]	[*]
[*]	0.25 APC
[*] [*]	[*] [*]	[*]
[*] [*]	[*]	-

[*]
[*] [*]	[*]	[*]
[*] [*] [*]	[*]	[*]
[*]	[*]	-

[*]
[*] [*]	-	2.0

[*]
[*] - [*] [*] - [*]	[*] [*]	[*]
[*]	[*] [*]

[*]
[*]	-	[*]
[*]	[*]	-

[*]
[*]	[*]	-

TOTAL (Months [*])	[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Table II:  [*] for Months [*]

Activities (Months [*])	[*] (BIOGEN)	[*] (SUNESIS)
[*]
[*]	[*]	[*]
[*] -[*] -[*]	[*] [*]	[*]
[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	[*]
[*]	[*]	-
[*]	[*] [*]	[*]

[*]
[*]	[*]	[*]
[*] [*] [*]	-	[*]
[*] [*]	-	[*]
[*]	-	[*]
[*]	-	[*]

TOTAL (Months [*])	[*]	[*]

[*]         Certain information on this page has been redacted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT 2.9

PHASE II DRUG COMPOUNDS

[no exceptions to date]

EXHIBIT 5.3.4

FACILITY LOAN AGREEMENT

[previously filed as Exhibit 10.16 to Sunesis Pharmaceuticals, Inc.'s Registration Statement on Form S-1 filed on December 23, 2004]